As filed with the Securities and Exchange Commission on March 5, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST BANCORP.
(Exact name of registrant as specified in its charter)

Puerto Rico	6022	66-0561882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification Number)

1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8200
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lawrence Odell
Executive Vice President and General Counsel
First BanCorp.
1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8109
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Linda L. Griggs Gail A. Pierce Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, D.C. 20004	James R. Tanenbaum Anna T. Pinedo Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e 4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d 1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of securities	Amount to be	offering price	Proposed maximum aggregate	Amount of
to be registered	registered(1)	per share	offering price(2)(3)	registration fee(4)
Common Stock, par value $1.00	130,835,337	N/A	$298,009,760.00	$21,248.10

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock, par value $1.00 per share (our “Common Stock”), that may be issued in connection with the exchange offer (the “Exchange Offer”) by the Registrant for (a) its shares of (i) 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), (ii) 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), (iii) 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”), (iv) 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (“Series D Preferred Stock”) and (v) 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (“Series E Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are collectively referred to as “Preferred Stock.”

(2)	Represents the proposed maximum aggregate offering price, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended. The amount was calculated based on the aggregate market value of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock that could be accepted for exchange assuming 100% of the issued and outstanding shares of Preferred Stock are tendered and accepted for exchange.

(3)	The proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) under the Securities Act as follows: the sum of (1) the product of (a) $13.32, the average of the high and low sale prices per share of Series A Preferred Stock on March 1, 2010 and (b) 3,600,000, the number of outstanding shares of Series A Preferred Stock; (2) the product of (a) $13.90, the average of the high and low sale prices per share of Series B Preferred Stock on March 1, 2010 and (b) 3,000,000, the number of outstanding shares of Series B Preferred Stock; (3) the product of (a) $14.00, the average of the high and low sale prices per share of Series C Preferred Stock on March 2, 2010 and (b) 4,140,000, the number of outstanding shares of Series C Preferred Stock; (4) the product of (a) $13.48, the average of the high and low sale prices per share of Series D Preferred Stock on March 1, 2010 and (b) 3,680,000, the number of outstanding shares of Series D Preferred Stock; and (5) the product of (a) $13.29, the average of the high and low sale prices per share of Series E Preferred Stock on March 1, 2010 and (b) 7,584,000, the number of outstanding shares of Series E Preferred Stock.

(4)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying .00007130 by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	Dated March 5, 2010

Offer to Exchange

Up to 130,835,337 shares of our Common Stock for any and all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock

(subject to the limitations and qualifications described herein)

First BanCorp is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, up to 130,835,337 newly issued shares of our common stock, par value $1.00 per share (our “Common Stock”), which we refer to as the “Maximum Exchange Amount,” for any and all of the issued and outstanding (subject to proration as described below):

➢	$90,000,000 in aggregate liquidation preference of our 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”);

➢	$75,000,000 in aggregate liquidation preference of our 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”);

➢	$103,500,000 in aggregate liquidation preference of our 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”);

➢	$92,000,000 in aggregate liquidation preference of our 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (“Series D Preferred Stock”); and

➢	$189,600,000 in aggregate liquidation preference of our 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (“Series E Preferred Stock” and, collectively with our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, “Preferred Stock”).

The Exchange Offer will expire at 11:59 p.m., New York City time, on          , 2010 (the “expiration date”), unless extended or earlier terminated by us. You must validly tender your shares of Preferred Stock for exchange in the Exchange Offer on or prior to the expiration date to receive shares of our Common Stock.

Our Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “FBP.” As of          , 2010, the closing sale price for our Common Stock on the NYSE was $      per share.

None of First BanCorp, the dealer manager, the exchange agent, the information agent or any other person is making any recommendation as to whether you should tender your shares of Preferred Stock. You must make your own decision after reading this prospectus and the documents incorporated by reference herein and consulting with your advisors.

Before deciding to exchange your securities for shares of our Common Stock, you are encouraged to read and carefully consider this prospectus (including the documents incorporated by reference herein) in its entirety, in particular the risk factors beginning on page 22 of this prospectus.

The shares of our Common Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state or the Commonwealth of Puerto Rico securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Exchange Offer is:

UBS Investment Bank

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The Exchange Agent and the Information Agent for the Exchange Offer is:

BNY Mellon Shareowner Services

In its capacity as the Exchange Agent:

By Mail:	By Hand or Overnight Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626
Confirm Facsimile Transmission:
(201) 680-4860

In its capacity as the Information Agent:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

The date of this prospectus is          , 2010.

(Cover Page Continued on Next Page)

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For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (the “Exchange Value”) set forth in the applicable table below. We refer to the number of shares of our Common Stock we will issue (based on the Relevant Price (as defined below)) for each share of Preferred Stock we accept in the Exchange Offer as the “exchange ratio.” The “Relevant Price” will be fixed at 4:30 p.m., New York City time, on the second business day immediately preceding the expiration date of the Exchange Offer, will be announced prior to 9:00 a.m., New York City time, on the immediately succeeding business day (which we currently expect to be , 2010, unless the Exchange Offer is extended) and will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock, determined as described on page 7 of this prospectus under the heading “Questions and Answers about the Exchange Offer—How will the Average VWAP be determined?” during the five trading-day period ending on the second business day immediately preceding the expiration date of the Exchange Offer and (2) the “Minimum Share Price” of $      per share of our Common Stock. Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value. If the trading price of our Common Stock is below $      per share, the market value of our Common Stock to be received in the Exchange Offer will be less than the applicable Exchange Value.

If the aggregate liquidation preference of all shares of Preferred Stock tendered in the Exchange Offer would result in the issuance, upon completion of the Exchange Offer, of a number of shares of our Common Stock in excess of 130,835,337 shares, which we refer to as the Maximum Exchange Amount, we will accept for tender only that number of shares of Preferred Stock that will ensure that the Maximum Exchange Amount is not exceeded in the Exchange Offer and we will have to reduce (on a prorated basis) the number of shares of Preferred Stock that we accept in the exchange offer to remain within this limit.

The table below sets forth certain information regarding each series of Preferred Stock that are the subject of the Exchange Offer.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$

The Exchange Offer will expire at 11:59 p.m., New York City time, on          , 2010 (unless we extend the Exchange Offer or terminate it early). You may withdraw any shares of Preferred Stock that you tender at any time prior to the expiration date of the Exchange Offer.

Our obligation to exchange shares of our Common Stock for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, (i) pursuant to NYSE listing requirements, the approval by the holders of our Common Stock to the issuance of up to 130,835,337 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the possible issuance of up to 14,530,588 additional shares of Common Stock pursuant to an anti-dilution right held by a current stockholder, assuming the stockholder exercises its anti-dilution right (as discussed in more detail herein), and (ii) the absence of any change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition.

Important

Certain shares of Preferred Stock were issued in book-entry form, and are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). If your securities are book-entry securities, you may tender your shares of Preferred Stock by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

If your interest as a holder of Preferred Stock is in certificated form, you must deliver to BNY Mellon Shareowner Services (the “Exchange Agent”) (1) the certificates for the shares of your Preferred Stock to be exchanged in the manner specified in the accompanying letter of transmittal and (2) a proper assignment of the shares of Preferred Stock to First BanCorp, or to any transfer agent for the shares of Preferred Stock, or in blank.

If you are a beneficial owner of shares of Preferred Stock that are held by or registered in the name of a broker, securities dealer, custodian, commercial bank, trust company or other nominee, and you wish to participate in the Exchange Offer, you must promptly contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee to instruct it to tender your shares of Preferred Stock and to agree to the terms of the accompanying letter of transmittal. You are urged to instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date of the Exchange Offer in order to allow adequate processing time for your instruction. Tenders not received by the Exchange Agent, on or prior to the expiration date will be disregarded and have no effect.

We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders not received by the Exchange Agent on or prior to the expiration date will be disregarded and have no effect.

We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Requests should be directed to either First BanCorp or BNY Mellon Shareowner Services (the “Information Agent”) as follows:

First BanCorp.
Attention: Lawrence Odell, Secretary
P.O. Box 9146
San Juan, Puerto Rico, 00908-0146
(787) 729-8109

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

In order to ensure timely delivery of such documents, security holders must request this information no later than five business days before the date by which they must make their investment decision. Accordingly, any request for documents should be made by          , 2010 to ensure timely delivery of the documents prior to the expiration date of the Exchange Offer.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

In this prospectus, unless otherwise stated or the context otherwise requires, “Corporation,” “we,” “us,” “our” and “First BanCorp” refer to First BanCorp. and its subsidiaries.

Forward-looking Statements

Certain statements in this prospectus are “forward-looking” statements. These forward-looking statements may relate to First BanCorp’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity and the effect of new accounting guidance on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

➢	uncertainty about whether our actions to improve our capital structure will have their intended effect;

➢	the strength or weakness of the real estate market and of the consumer and commercial credit sector and their impact on the credit quality of our loans and other assets, including our construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense;

➢	adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of our products and services and the value of our assets, including the value of derivative instruments used for protection from interest rate fluctuations;

➢	our reliance on brokered certificates of deposit and our ability to continue to rely on the issuance of brokered certificates of deposit to fund operations and provide liquidity;

➢	an adverse change in our ability to attract new clients and retain existing ones;

➢	a decrease in demand for our products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government;

➢	a need to recognize additional impairments of financial instruments or goodwill relating to acquisitions;

➢	uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect our financial performance and could cause our actual results for future periods to differ materially from prior results and anticipated or projected results;

➢	uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on our business, financial condition and results of operations;

➢	changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System (the “Federal Reserve”), the Federal Deposit

Forward-looking Statements

Insurance Corporation (“FDIC”), government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands;

➢	the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in our non-interest expense;

➢	risks of an additional allowance as a result of an analysis of the ability to generate sufficient income to realize the benefit of the deferred tax asset;

➢	risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.;

➢	changes in our expenses associated with acquisitions and dispositions;

➢	developments in technology;

➢	the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to us;

➢	risks associated with downgrades in the credit ratings of our securities;

➢	general competitive factors and industry consolidation; and

➢	the possible future dilution to holders of our Common Stock resulting from additional issuances of Common Stock or securities convertible into Common Stock.

Although the “forward-looking statements” are based on our current beliefs and expectations, we do not undertake, and specifically disclaim any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by federal and state securities laws.

You should carefully consider these factors and the risk factors beginning on page 22 of this prospectus. All “forward-looking statements” attributable to First BanCorp or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Incorporation of Certain Documents by Reference

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:

➢	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 2, 2010;

➢	Our Current Report on Form 8-K filed with the SEC on February 3, 2010 (excluding Item 2.02); and

➢	The description of our Common Stock set forth in our Registration Statement on Form 8-A, filed with the SEC on January 28, 1999, which in turn incorporated such description from the section titled “Differences in Stockholder Rights” on pages 29 to 31 and “Description of First BanCorp’s Capital Stock” on pages 40 to 42 of the Proxy Prospectus of the Corporation filed with the SEC on April 24, 1998 as part of Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-08460), as amended by our Form 8-K filed on February 22, 2007, and the description of the proposed amendment to the By-laws in the proxy statement for the 2008 Annual Meeting of Stockholders filed on March 28, 2008, which amended By-laws were filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 2, 2009.

All documents that we file subsequent to the date of this prospectus and prior to the expiration date (or earlier termination) of the Exchange Offer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please note that the Schedule TO that will be filed in connection with the Exchange Offer does not permit incorporation by reference of future filings. If a material change occurs in the information set forth in this prospectus, we will amend the Schedule TO accordingly.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to: (787) 729-8109. You may also access this information at our website at www.firstbankpr.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

Questions and Answers about the Exchange Offer

The following are certain questions regarding the Exchange Offer that you may have as a holder of shares of Preferred Stock and the answers to those questions. These questions and answers may not contain all of the information that is important to you and are qualified in their entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to exchange your securities for shares of our Common Stock, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 22 of this prospectus. For further information about us, see “Where You Can Find More Information.”

WHAT IS THE PURPOSE OF THE EXCHANGE OFFER?

We are conducting this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. While First BanCorp is well-capitalized under regulatory standards based on ratios of Tier 1 capital to risk-weighted assets of 12.16% and Total capital to risk-weighted assets of 13.44%, each as of December 31, 2009, the restructuring of our equity components will strengthen the quality of our regulatory capital position. Furthermore, through the Exchange Offer, we are seeking to improve the Corporation’s Tier 1 common equity to risk-weighted assets ratio. In the Supervisory Capital Assessment Program (the “SCAP”) applied to large money-center banks in the U.S., federal regulators established a 4% Tier 1 common equity to risk-weighted assets ratio as the minimum threshold to determine the potential capital needs of such banks. While the SCAP program is not applicable to us, we believe that the Tier 1 common equity ratio is being viewed by financial analysts and rating agencies as a guide for measuring the capital adequacy of banking institutions. The Exchange Offer will also improve our tangible common equity to tangible assets ratio, which is another metric used by financial analysts to determine a bank’s capital requirements. As of December 31, 2009, our Tier 1 common equity ratio was 4.10% and our tangible common equity ratio was 3.20%. See “Regulatory and Other Capital Ratios—Reconciliation of Tangible Common Equity and Tangible Assets” and “Regulatory and Other Capital Ratios—Reconciliation of Common Stockholders’ Equity (GAAP) to Tier 1 Common Equity (Non-GAAP).” We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. Moreover, by conducting the Exchange Offer, we will be in a better position to meet any new capital requirements. Our Tier 1 common equity would be strengthened by up to approximately $      based on the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” herein).

HOW DOES THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK AFFECT EXISTING HOLDERS OF OUR COMMON STOCK?

The resulting capital issuances in the Exchange Offer and any additional Common Stock issuances, including in any future public or private offering of shares of our Common Stock, will likely be highly dilutive to holders of our Common Stock and may adversely affect the market price of our Common Stock.

WHAT ARE THE KEY TERMS OF THE EXCHANGE OFFER?

We are offering to exchange up to 130,835,337 newly issued shares of our Common Stock, which we refer to as the Maximum Exchange Amount, for any and all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (subject to proration as described herein).

Questions and Answers about the Exchange Offer

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock, up to the Maximum Exchange Amount, having the Exchange Value set forth in the table below:

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue on the settlement date in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value referred to above. If the trading price of our Common Stock is below $      per share, the market value of our Common Stock to be received in the Exchange Offer will be less than the applicable Exchange Value. Depending on the number of shares of Preferred Stock tendered in the Exchange Offer and the Exchange Value, we may need to prorate tendered shares of Preferred Stock so that we do not exceed the Maximum Exchange Amount.

See “The Exchange Offer—Terms of the Exchange Offer.”

WHAT CONSIDERATION ARE WE OFFERING IN EXCHANGE FOR SHARES OF PREFERRED STOCK?

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock, up to the Maximum Exchange Amount, having the aggregate dollar value (based on the Relevant Price) equal to the applicable Exchange Value.

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value.

If the aggregate liquidation preference of all shares of Preferred Stock tendered in the Exchange Offer would result in the issuance, upon completion of the Exchange Offer, of a number of shares of our Common Stock in excess of the Maximum Exchange Amount, we will accept for tender only that number of shares of Preferred Stock that will ensure the Maximum Exchange Amount is not exceeded in the Exchange Offer, and we will have to reduce (on a prorated basis) the number of shares of Preferred Stock that we accept in the Exchange Offer to avoid exceeding this limit. Proration for each holder validly tendering Preferred Stock will be based on the proration factor of:

➢	(i) the aggregate liquidation preference of all five series of Preferred Stock, treated together, tendered in the Exchange Offer that would result in the issuance, upon completion of the Exchange Offer, of a number of shares of Common Stock equal to the Maximum Exchange Amount to

➢	(ii) the aggregate liquidation preference of all five series of Preferred Stock, treated together, validly tendered by holders.

Questions and Answers about the Exchange Offer

The proration factor will be applied to determine the total liquidation preference of Preferred Stock that will be accepted for exchange from each tendering holder pursuant to the Exchange Offer. See “The Exchange Offer—Proration.”

HOW WILL THE AVERAGE VWAP BE DETERMINED?

Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period. VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page FBP US <equity> VAP (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm we retain for that purpose).

HOW MAY I OBTAIN INFORMATION REGARDING THE RELEVANT PRICE AND APPLICABLE EXCHANGE RATIOS?

Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price and the indicative exchange ratios will be available at          and from the Information Agent, at one of its numbers listed on the back cover page of this prospectus.

We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at           and from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value.

WILL ALL SHARES OF PREFERRED STOCK THAT I TENDER BE ACCEPTED IN THE EXCHANGE OFFER?

Not necessarily. We will issue no more than 130,835,337 shares of our Common Stock in the Exchange Offer. Depending on the number of shares of Preferred Stock tendered in the Exchange Offer and the exchange ratio determined as described above, we will have to reduce (on a prorated basis) the number of shares of Preferred Stock that we accept in the Exchange Offer to avoid exceeding the Maximum Exchange Amount. Any shares of Preferred Stock not accepted for exchange as a result of proration will be promptly returned following the expiration or termination, as applicable, of the Exchange Offer. See “The Exchange Offer—Proration.”

WHAT HAPPENS TO TENDERED SHARES OF PREFERRED STOCK THAT ARE NOT ACCEPTED FOR EXCHANGE?

If your tendered shares of Preferred Stock are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned without expense to you or, in the case of shares of Preferred Stock tendered by book-entry transfer, such shares will be credited to an account maintained at DTC, designated by the participant who delivered such shares, in each case, promptly following the expiration or termination, as applicable, of the Exchange Offer.

Questions and Answers about the Exchange Offer

WILL FRACTIONAL SHARES BE ISSUED IN THE EXCHANGE OFFER?

We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

WHAT ARE THE KEY TERMS APPLICABLE TO THE EXCHANGE OFFER?

The Exchange Offer will expire at 11:59 p.m., New York City time on          , 2010, unless extended or earlier terminated by us.

You may withdraw any shares of Preferred Stock that you previously tendered in the Exchange Offer on or prior to the expiration date of the Exchange Offer.

Our obligation to exchange shares of our Common Stock for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, (i) pursuant to NYSE listing requirements, the approval by the holders of our Common Stock to the issuance of up to 130,835,337 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the possible issuance of up to 14,530,588 additional shares of Common Stock to The Bank of Nova Scotia (“BNS”) pursuant to its anti-dilution right, subject to the consent of the Federal Reserve (See “Anti-Dilution Rights That May Be Triggered by the Exchange Offer”), and (ii) the absence of any change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition.

HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

Certain shares of Preferred Stock were issued in book-entry form and are currently represented by one or more global certificates held for the account of DTC. If your securities are book-entry securities, you may tender your shares of Preferred Stock by transferring them through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

If your interest as a holder of Preferred Stock is in certificated form, you must deliver to the Exchange Agent (1) the certificates for the shares of your Preferred Stock to be exchanged in the manner specified in the accompanying letter of transmittal and (2) a proper assignment of the shares of Preferred Stock to First BanCorp, or to any transfer agent for the shares of Preferred Stock, or in blank.

If you hold your shares of Preferred Stock through a bank, broker or other nominee, in order to validly tender your shares of Preferred Stock in the Exchange Offer, you must follow the instructions provided by your broker, securities dealer, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering, in order to enable your broker, securities dealer, custodian, commercial bank, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for a broker, securities dealer, custodian, commercial bank, trust company or other nominee to validly tender your shares of Preferred Stock in the Exchange Offer, such broker, securities dealer,

Questions and Answers about the Exchange Offer

custodian, commercial bank, trust company or other nominee must deliver to the Exchange Agent an electronic message that will contain:

➢	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

➢	a timely confirmation of book-entry transfer of your shares of Preferred Stock into the Exchange Agent’s account.

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or call the Information Agent.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND, THEREFORE, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE.

See “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

DO I HAVE A CHOICE IN WHETHER TO TENDER MY PREFERRED STOCK?

Yes. Holders of Preferred Stock are not required to tender their Preferred Stock pursuant to this prospectus. All rights and obligations pursuant to which each series of Preferred Stock was issued will continue with respect to the Preferred Stock that remains outstanding after the expiration date.

MAY I TENDER ONLY A PORTION OF THE PREFERRED STOCK THAT I HOLD?

Yes. You may choose to tender in the Exchange Offer all or any portion of the Preferred Stock that you hold.

WHAT ARE THE CONSEQUENCES OF NOT EXCHANGING MY PREFERRED STOCK OR MY RETENTION OF PREFERRED STOCK DUE TO PRORATION?

After the completion of the Exchange Offer, we intend to delist any remaining shares of our Preferred Stock from trading on the NYSE and, to the extent permitted by law, we intend to deregister any such remaining shares under the Exchange Act. The delisting of any such remaining shares, the reduction in the number of shares of Preferred Stock available for trading and our suspension of dividends on Preferred Stock may have a significant and adverse effect on the liquidity of any trading market for, and the price of, shares of Preferred Stock not exchanged in the Exchange Offer or retained as a result of proration. Therefore, if you do not exchange your Preferred Stock in the Exchange Offer or you must retain Preferred Stock as a result of proration, your shares of Preferred Stock may become illiquid for an indefinite period of time.

WILL WE PAY DIVIDENDS ON PREFERRED STOCK THAT REMAINS OUTSTANDING AFTER THE COMPLETION OF THE EXCHANGE OFFER?

It is not our current intent to pay dividends on Preferred Stock that remains outstanding after the completion of the Exchange Offer. We cannot determine if or when we may pay such dividends in the future. On July 30, 2009, we announced the suspension of dividends on our Common Stock, Preferred Stock and the Fixed Rate Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share (“Series F Preferred Stock”), which was sold to the United States Department of the Treasury (the “U.S. Treasury”) on January 16, 2009, effective with the preferred dividend for August 2009. We have not paid dividends on the Preferred Stock since August 2009. Payment of dividends on our Preferred Stock may require regulatory approval and will require us to conclude that their payment will not affect our capital position. Furthermore, we are generally not obligated or required to pay dividends

Questions and Answers about the Exchange Offer

on Preferred Stock and no such dividends can be paid unless they are declared by our board of directors out of funds legally available for payment.

WILL THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE LISTED FOR TRADING?

Yes. The shares of our Common Stock to be issued in the Exchange Offer will be approved for listing on the NYSE under the symbol “FBP.” For more information regarding the market for our Common Stock, see “Market Price, Dividend and Distribution Information.”

IS THE CORPORATION MAKING A RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER IN THE EXCHANGE OFFER?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Preferred Stock in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Preferred Stock in the Exchange Offer and, if so, the number of shares of Preferred Stock to tender. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in the “Risk Factors” section of this prospectus and all documents incorporated by reference herein.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY PREFERRED STOCK?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the Dealer Manager, the Exchange Agent or the Information Agent. If your shares of Preferred Stock are held through a broker, securities dealer, custodian, commercial bank, trust company or other nominee who tenders the Preferred Stock on your behalf, your broker, securities dealer, custodian, commercial bank, trust company or other nominee may charge you a commission for doing so. You should consult with your broker, securities dealer, custodian, commercial bank, trust company or other nominee to determine whether any charges will apply.

WILL THE CORPORATION RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

No. The Corporation will not receive any cash proceeds from the Exchange Offer.

WILL THE EXCHANGE OFFER TRIGGER ANY ANTI-DILUTION RIGHTS?

Both BNS and the U.S. Treasury have anti-dilution rights.

Pursuant to the terms of the Stockholder Agreement, dated August 24, 2007, by and between us and BNS (the “Stockholder Agreement”), for as long as BNS beneficially owns at least 5% of our outstanding Common Stock, BNS has an anti-dilution right and a right of first refusal. If we were to issue the Maximum Exchange Amount in the Exchange Offer, BNS would be entitled under the anti-dilution right to acquire up to 14,530,588 additional shares of our Common Stock at a price equal to the price per share at which the shares of our Common Stock were issued in the Exchange Offer, subject to the consent of the Federal Reserve. If BNS declines to exercise any part of its anti-dilution right and we issue the Maximum Exchange Amount in the Exchange Offer, BNS’s beneficial ownership would be reduced to approximately 4%.

In addition, the U.S. Treasury has an anti-dilution right relating to the warrant that it acquired at the same time as it acquired shares of our Series F Preferred Stock in January 2009. This right will be triggered if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock as determined pursuant to the terms of the warrant. If the U.S. Treasury’s anti-dilution right is triggered, we will need to adjust the exercise price for and the number of shares underlying the warrant.

See “Anti-Dilution Rights That May Be Triggered by the Exchange Offer.”

Questions and Answers about the Exchange Offer

IS THE CORPORATION SEEKING STOCKHOLDER APPROVAL OF THE POSSIBLE ISSUANCE OF SHARES OF OUR COMMON STOCK TO BNS IN CONNECTION WITH THE EXCHANGE OFFER?

Yes. Any sale of additional shares of our Common Stock to BNS pursuant to its anti-dilution right, right of first refusal or otherwise requires the prior approval of our stockholders under the listing requirements of the NYSE unless the sale is at a price in cash at least as great as the higher of the book or market value of our Common Stock, provided that the number of shares to be issued does not exceed 5% of the number of our shares of Common Stock before the issuance. Accordingly, we plan to seek stockholder approval of the possible issuance of shares of our Common Stock to BNS in connection with the Exchange Offer along with stockholder approval of the issuance of the Maximum Exchange Amount in the Exchange Offer.

WILL THE CORPORATION NEED TO RAISE ADDITIONAL CAPITAL AFTER THE COMPLETION OF THE EXCHANGE OFFER?

Even if we issue the Maximum Exchange Amount in the Exchange Offer, given the continuing difficult economic conditions in Puerto Rico and the other markets in which we operate and the potential for future credit losses, the Corporation is evaluating its capital needs and, upon completing that analysis, the Corporation expects to undertake efforts to raise capital through a sale of additional shares of Common Stock in an offering in 2010.

If BNS continues to own at least 5% of our outstanding shares of Common Stock at that time, BNS has its anti-dilution right and right of first refusal in connection with any such offering. No assurance can be given that any issuance of shares of Common Stock in an offering will be possible at an acceptable price, or that BNS will exercise its anti-dilution right or right of first refusal in the event of an offering, or that the Federal Reserve will approve any such purchase by BNS. If BNS exercises its anti-dilution right or right of first refusal in connection with an offering, the NYSE listing requirements may require us to, once again, seek stockholder approval of the issuance of shares of our Common Stock to BNS.

Further, in order to issue additional shares of Common Stock either in an offering or to BNS pursuant to its anti-dilution right or right of first refusal with respect to such an offering or otherwise, we will be required to seek approval of our stockholders to an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock.

WHAT ARE THE TAX CONSEQUENCES OF MY PARTICIPATING IN THE EXCHANGE OFFER?

We anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to United States federal or Puerto Rico income tax.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

If you have questions regarding the Exchange Offer, please contact the Dealer Manager or the Information Agent at the addresses and telephone numbers included on the back cover of this prospectus.

Summary

The following summary highlights material information contained in this prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to exchange your securities for shares of our Common Stock, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” starting on page 22 in this prospectus.

THE CORPORATION

First BanCorp is a publicly-owned financial holding company that is subject to regulation, supervision and examination by the Federal Reserve. The Corporation was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (“FirstBank” or the “Bank”). The Corporation controls three wholly-owned subsidiaries: FirstBank, FirstBank Insurance Agency, Inc. (“FirstBank Insurance Agency”) and Grupo Empresas de Servicios Financieros (“PR Finance Group”), through which we operate a total of 187 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the United States and British Virgin Islands and the state of Florida specializing in commercial banking, residential mortgage loan originations, finance leases, personal loans, small loans, auto loans and insurance agency services. FirstBank is a Puerto Rico-chartered commercial bank, FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency and PR Finance Group is a Puerto Rico corporation. FirstBank is subject to the supervision, examination and regulation of both the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the FDIC. Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the operations in the U.S. Virgin Islands are subject to regulation and examination by the United States Virgin Islands Banking Board; in the British Virgin Islands, operations are subject to regulation by the British Virgin Islands Financial Services Commission. As of December 31, 2009, First BanCorp had approximately $19.6 billion in assets, $12.7 billion in deposits and $1.6 billion in stockholders’ equity.

The Corporation’s principal executive offices are located at 1519 Ponce de Leon Avenue, Stop 23, Santurce, Puerto Rico 00908, and its telephone number is (787) 729-8200.

THE EXCHANGE OFFER

We are conducting the Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. While First BanCorp was well-capitalized under regulatory standards as of December 31, 2009 based on ratios of Tier 1 capital to risk-weighted assets of 12.16% and Total capital to risk-weighted assets of 13.44%, the restructuring of our equity components will strengthen the quality of our regulatory capital position. Furthermore, the Exchange Offer will improve the Corporation’s Tier 1 common equity to risk-weighted assets ratio and tangible common equity to tangible assets ratio, which, as of December 31, 2009, were 4.10% and 3.20%, respectively. We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. See “The Exchange Offer—Purpose of the Exchange Offer.”

The issuance of Common Stock in connection with the Exchange Offer and any additional Common Stock issuances, including any issuance of additional shares of Common Stock in a possible offering or to BNS pursuant to its anti-dilution right, right of first refusal or otherwise, will likely be highly dilutive to our common stockholders and may adversely affect the market price of our Common Stock.

Even if we issue the maximum number of shares of our Common Stock in the Exchange Offer, given the continuing difficult economic conditions in Puerto Rico and the other markets in which we operate and the potential for future credit losses, the Corporation is evaluating its capital needs and, upon completing that analysis, the Corporation expects to undertake efforts to raise capital through a sale of additional shares of Common Stock in an offering in 2010.

If BNS continues to own at least 5% of our outstanding shares of Common Stock at that time, BNS could exercise its anti-dilution right and right of first refusal in connection with any such offering. No assurance can be given that any issuance of shares of Common Stock in an offering will be possible at an acceptable price, or that BNS will exercise its anti-dilution right or right of first refusal in the event of an offering, or that the Federal Reserve will approve any such purchase by BNS. If BNS exercises its anti-dilution right or right of first refusal in connection with an offering, the NYSE listing requirements may require us to, once again, seek stockholder approval of the issuance of shares of our Common Stock to BNS.

Further, in order to issue additional shares of Common Stock either in an offering or to BNS pursuant to its anti-dilution right or right of first refusal with respect to such an offering or otherwise, we will be required to seek approval of our stockholders to an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock.

The following table sets forth our capital ratios as of December 31, 2009 on an “as reported” basis, as well as on a pro forma basis after giving effect to the Exchange Offer. The pro forma ratios presented reflect: (i) completion of the Exchange Offer under the Low Participation Scenario and (ii) completion of the Exchange Offer under the High Participation Scenario. This table should be read in conjunction with the information set forth under “Selected Financial Data,” “Unaudited Pro Forma Financial Information,” “Regulatory and Other Capital Ratios” and our consolidated audited financial statements set forth in our Form 10-K for the year ended December 31, 2009, which are incorporated by reference into this prospectus. See also “Risk Factors.”

REGULATORY AND OTHER CAPITAL RATIOS

	As of December 31, 2009
		Pro forma for	Pro forma for
		Exchange Offer	Exchange Offer
	As reported	(Low)(1)	(High)(2)

Total capital (Total capital to risk-weighted assets)	13.44%	13.44%	13.44%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	12.16	12.16	12.16
Leverage (Tier 1 capital to average assets)	8.91	8.91	8.91
Tangible common equity (Tangible common equity to tangible assets)	3.20	4.60	5.72
Tier 1 common (Tier 1 common equity to risk-weighted assets)	4.10	6.02	7.56

(1)	The “Low Participation Scenario” assumes (i) the exchange of 50% of the outstanding shares of Preferred Stock ($275.05 million aggregate liquidation preference) for shares of our Common Stock, and (ii) a Relevant Price of $ per share.

(2)	The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($495.09 million aggregate liquidation preference) for shares of our Common Stock, and (ii) a Relevant Price of $ per share.

DIVIDEND SUSPENSION ON COMMON STOCK AND PREFERRED STOCK

On July 30, 2009, we announced the suspension of dividends on our Common Stock, Preferred Stock and Series F Preferred Stock effective with the preferred dividend for August 2009. We are generally not obligated or required to pay dividends on our Common Stock or preferred stock and no such dividends can be paid unless they are declared by our board of directors out of funds legally available for payment. Moreover, in general, so long as any shares of Preferred Stock remain outstanding and until we meet various federal regulatory considerations, our board of directors cannot declare, set apart or pay any dividends on shares of our Common Stock unless (i) any accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment and, (ii) with respect to our Series F Preferred Stock, all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series F Preferred Stock have been declared and paid in full.

ANTI-DILUTION RIGHTS THAT MAY BE TRIGGERED BY THE EXCHANGE OFFER

Both BNS and the U.S. Treasury have anti-dilution rights. BNS’s anti-dilution right will be triggered by the Exchange Offer. If BNS exercises its anti-dilution right, BNS would be entitled to acquire up to 14,530,588 additional shares of our Common Stock at a price equal to the price per share at which the shares of our Common Stock were issued in the Exchange Offer. The U.S. Treasury has an anti-dilution right relating to the warrant that it acquired at the same time that it acquired shares of our Series F Preferred Stock in January 2009. This right will be triggered if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock as determined pursuant to the terms of the warrant. If the U.S. Treasury’s anti-dilution right is triggered, we will need to adjust the exercise price for and the number of shares underlying the warrant.

Summary Terms of the Exchange Offer

Exchange Offer	We are offering to issue up to 130,835,337 newly issued shares of our Common Stock in exchange for any and all of the issued and outstanding shares of Preferred Stock, validly tendered and not validly withdrawn on or prior to the expiration date, subject to the Maximum Exchange Amount, which may result in proration as described below, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment).

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the Exchange Value set forth in the table below.

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value referred to below.

Set forth below is a table that shows, with respect to each series of Preferred Stock, the aggregate liquidation preference outstanding, the liquidation preference per share of Preferred Stock and the applicable Exchange Value for each series.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

Purpose of the Exchange Offer	We are conducting this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses.

Consideration Offered in the Exchange Offer	We are offering to exchange up to 130,835,337 newly issued shares of our Common Stock for outstanding shares of Preferred Stock (subject to proration, as described below), on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

As of March 4, 2010, we had approximately 92.5 million shares of Common Stock outstanding.

We will accept validly tendered shares of Preferred Stock for exchange (subject to proration, as described below) for the Exchange Value, on the terms and subject to the conditions of the Exchange Offer. We will promptly return any securities that are not accepted for exchange following the expiration or termination, as applicable, of the Exchange Offer.

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the Exchange Value set forth in the table under “The Exchange Offer—Terms of the Exchange Offer—Offer Consideration,” subject to the Minimum Share Price limitation.

The maximum number of shares of our Common Stock that we may issue under the Exchange Offer is 130,835,337 shares.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the relevant Exchange Value referred to above.

We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representatives to act solely on behalf of the holders of the shares of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Publication of Exchange Ratio Information	Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price, and the indicative exchange ratios will be available at and from the Information Agent, at one of its numbers listed on the back cover page of this prospectus. We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at and from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

Proration	We will issue no more than 130,835,337 shares of Common Stock, the Maximum Exchange Amount, in the Exchange Offer. Depending on the number of shares of Preferred Stock tendered in the Exchange Offer and the exchange ratio determined as described above, we may have to prorate tendered shares of Preferred Stock to avoid exceeding this limit. See “The Exchange Offer—Proration.”

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on , 2010 unless the Exchange Offer is extended or earlier terminated by us. The term “expiration date” means such date and time or, if an Exchange Offer is extended, the latest date and time to which the Exchange Offer is so extended.

Fractional Shares	We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

Settlement Date	The settlement date with respect to the Exchange Offer will be a date promptly following the expiration date. We currently expect the settlement date to be three trading days after the expiration date.

Withdrawal Rights	You may withdraw previously tendered shares of Preferred Stock at any time before the expiration date of the Exchange Offer. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	Our obligation to issue shares of our Common Stock in exchange for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, (i) pursuant to NYSE listing requirements, the approval by the holders of our Common Stock to the issuance of up to 130,835,337 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the possible issuance of up to 14,530,588 additional shares of Common Stock to BNS pursuant to its anti-dilution right, subject to the consent of the Federal Reserve, if BNS exercises its anti-dilution right, and (ii) the absence of any change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to: (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect, including amending the Exchange Value or the Minimum Share Price; or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Procedures for Tendering Shares of Preferred Stock	Certain shares of Preferred Stock were issued in book-entry form, and are currently represented by one or more global certificates held for the account of DTC. If your securities are book entry securities, you may tender your shares of Preferred Stock by transferring them through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

If you hold your shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, in order to validly tender your shares of Preferred Stock in the Exchange Offer, you must follow the instructions provided by your broker, securities dealer, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering, in order to enable your broker, securities dealer, custodian, commercial bank, trust company or other nominee to comply with the procedures described below.

Beneficial owners are urged to instruct appropriately their broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for a broker, securities dealer, custodian, commercial bank, trust company or other nominee to tender validly your shares of Preferred Stock in the Exchange Offer, such broker, securities dealer, custodian, commercial bank, trust company or other nominee must deliver to the Exchange Agent an electronic message that will contain:

➢ your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

➢ a timely confirmation of book-entry transfer of your shares of Preferred Stock into the Exchange Agent’s account.

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or call the Information Agent.

On the date of any tender for exchange, if your interest in shares of Preferred Stock is in certificated form, you must do each of the following in order to validly tender for exchange:

➢ complete and manually sign the accompanying letter of transmittal provided by the Information Agent, or a facsimile of the letter of transmittal, and deliver the signed letter to;

➢ surrender the certificates for your shares of Preferred Stock to the Information Agent;

➢ if required, furnish appropriate endorsements and transfer documents; and

➢ if required, pay all transfer or similar taxes.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND, THEREFORE, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE.

TENDERS RECEIVED BY THE EXCHANGE AGENT AFTER THE EXPIRATION DATE WILL BE DISREGARDED AND HAVE NO EFFECT.

See “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

United States Federal Income Tax Considerations	For United States federal income tax purposes: (i) the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Treasury Regulation Section 1.368-2(g). Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to United States federal income tax. See “Certain Material U.S. Federal Income Tax Considerations.” Each holder should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of exchanging shares of Preferred Stock for shares of our

Common Stock and of owning and disposing of shares of our Common Stock.

Puerto Rico Income Tax Considerations	For Puerto Rico income tax purposes: (i) the exchange of the shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 1112(g)(1)(E) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”) and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Article 1112(g)-2(i) of the Regulations under the PR Code. Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to Puerto Rico income tax. See “Taxation—Certain Puerto Rico Tax Considerations.” Each holder should consult its own tax advisor regarding the application to its particular circumstances of the Puerto Rico income tax consequences as well as the application of any, state, local and foreign income and other tax consequences of exchanging the shares of Preferred Stock for our Common Stock and of owning and disposing of our Common Stock.

Consequences of Not Exchanging Shares of Preferred Stock or Retention of Shares as a Result of Proration	Shares of Preferred Stock not exchanged in the Exchange Offer or retained as a result of proration will remain outstanding after completion of the Exchange Offer. The reduction in the number of shares available for trading after completing the Exchange Offer, our suspension of the payment of dividends on Preferred Stock since August 2009, and our delisting of any remaining shares of Preferred Stock from trading on the NYSE and, to the extent permitted by law, any such remaining shares under the Exchange Act may have a significant and adverse effect on the liquidity of any trading market for, and the price of, such shares of Preferred Stock and may result in the shares of Preferred Stock being illiquid for an indefinite period of time.

Comparison of Rights	There are material differences between the rights of a holder of our Common Stock and a holder of Preferred Stock. See “Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights.”

Appraisal/Dissenters’ Rights	No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the Exchange Offer.

Market Trading	Our Common Stock is traded on the NYSE under the symbol “FBP.” The last reported closing price of our Common Stock on , 2010, the last trading day prior to the date of this prospectus, was $ per share. We will file an application with the NYSE to list the shares of our Common Stock to be issued in the Exchange Offer. The shares of Preferred Stock are traded on the NYSE. After the completion of the Exchange Offer, we intend to delist any remaining shares of our Preferred Stock from trading on the NYSE.

Brokerage Commissions	No brokerage commissions are payable by the holders of the shares of Preferred Stock to the Dealer Manager, the Exchange Agent and Information Agent or us.

Soliciting Dealer Fee	With respect to any tender of a series of shares of Preferred Stock, we will pay the relevant soliciting dealer a fee not to exceed 0.50% of the aggregate liquidation preference or liquidation amount, as applicable, of all securities accepted for exchange. See “The Exchange Offer—Soliciting Dealer Fee.”

Dealer Manager	UBS Securities LLC

Exchange Agent and Information Agent	BNY Mellon Shareowner Services

Further Information	If you have questions about any of the terms of the Exchange Offer, please contact the Dealer Manager or the Information Agent. If you have questions regarding the procedures for tendering your shares of Preferred Stock, please contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or contact the Exchange Agent and Information Agent. The contact information for the Dealer Manager and the Information Agent and Exchange Agent is set forth on the back cover page of this prospectus.

As required by the Securities Act of 1933, as amended, First BanCorp filed a registration statement (No. 333- ) relating to the Exchange Offer with the Securities and Exchange Commission. This document is a part of that registration statement, which includes additional information. See also “Where You Can Find More Information.”

Risk Factors

You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before you decide whether to participate in the Exchange Offer.

RISK RELATING TO OUR BUSINESS

Credit quality, which is continuing to deteriorate, may result in future additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in Puerto Rico and the state of Florida that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of its customers and counterparties and the value of the assets securing its loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

While we have substantially increased our allowance for loan and lease losses in 2009, there is no certainty that it will be sufficient to cover future credit losses in the portfolio because of continued adverse changes in the economy, market conditions or events negatively affecting specific customers, industries or markets both in Puerto Rico and Florida. We periodically review the allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including charge-off experience and levels of past due loans and non-performing assets. Our future results may be materially and adversely affected by worsening defaults and severity rates related to the underlying collateral.

We may have more credit risk and higher credit losses due to our construction loan portfolio.

We have a significant construction loan portfolio, in the amount of $1.49 billion as of December 31, 2009, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Rapidly changing collateral values, general economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to our current nonperforming assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of if they are foreclosed.

We are subject to default risk on loans, which may adversely affect our results.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate. We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan losses at a level which our management deems to be appropriate based upon an assessment of the quality of the loan portfolio. Although our management utilizes its best judgment in providing for loan losses, there can be no assurance that management has accurately estimated the level of inherent loan losses or that we will not have to increase our provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond our control.

Any such increases in our provision for loan losses or any loan losses in excess of our provision for loan losses would have an adverse effect on our future financial condition and results of operations. Given

Risk Factors

the difficulties facing some of our largest borrowers, we can give no assurance that these borrowers will continue to repay their loans on a timely basis or that we will continue to be able to accurately assess any risk of loss from the loans to these financial institutions.

Changes in collateral valuation for properties located in stagnant or distressed economies may require increased reserves.

Substantially all of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, the U.S. Virgin Islands, British Virgin Islands or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Recent economic reports related to the real estate market in Puerto Rico indicate that certain pockets of the real estate market are subject to readjustments in value driven not by demand but more by the purchasing power of the consumers and general economic conditions. In South Florida, we have been seeing the negative impact associated with low absorption rates and property value adjustments due to overbuilding. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Worsening in the financial condition of critical counterparties may result in higher losses than expected.

The financial stability of several counterparties is critical for their continued financial performance on covenants that require the repurchase of loans, posting of collateral to reduce our credit exposure or replacement of delinquent loans. Many of these transactions expose us to credit risk in the event of a default by one of our counterparties. Any such losses could adversely affect our business, financial condition and results of operations.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amount received by us on our interest-earning assets and the interest paid by us on its interest-bearing liabilities. When interest rates rise, we must pay more in interest on our liabilities while the interest earned on our assets does not rise as quickly. This may cause our profits to decrease. This adverse impact on earnings is greater when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term rates.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of other-than-temporary impairment on our available for sale or held to maturity investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also affect the capabilities of financing these securities.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan origination income.

Risk Factors

Accelerated prepayments may adversely affect net interest income.

Net interest income of future periods may be affected by the acceleration in prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on securities purchased at a premium, as the amortization of premiums paid upon acquisition of these securities would accelerate.

Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the amortization of the discount would accelerate.

Also, net interest income in future periods might be affected by our investment in callable securities. Approximately $945 million of U.S. Agency debentures with an average yield of 5.82% were called during 2009. We re-invested the proceeds of the securities calls in callable Agency debentures of approximately 2.7 years average final maturity with a weighted average yield to maturity of 2.12%.

Decreases in interest rates may increase the probability embedded call options in investment securities are exercised. Future net interest income could be affected by our holding of callable securities. The recent drop in long-term interest rates has the effect of increasing the probability of the exercise of embedded calls in U.S. Agency securities portfolio of approximately $1.1 billion that if substituted with new lower-yield investments may negatively impact our interest income.

Decreases in interest rates may reduce net interest income due to the current unprecedented re-pricing mismatch of assets and liabilities tied to short-term interest rates, which is referred to as basis risk.

Basis risk occurs when market rates for different financial instruments or the indices used to price assets and liabilities, change at different times or by different amounts. The liquidity crisis that erupted in late 2008, and that slowly began to subside during 2009 caused a wider than normal spread between brokered CD costs and LIBOR rates for similar terms. This, in turn, has prevented us from capturing the full benefit of drops in interest rates as our loan portfolio, funded by LIBOR-based brokered CDs, continues to maintain the same spread to short-term LIBOR rates, while the spread on brokered CDs widened. To the extent that such pressures fail to subside in the near future, the margin between our LIBOR-based assets and LIBOR-based liabilities may compress and adversely affect net interest income.

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet were determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

As of December 31, 2009, we recognized $1.7 million in other than temporary impairments. To the extent that any portion of the unrealized losses in its investment securities portfolio is determined to be other than temporary, and the loss is related to credit factors, we recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. If any such charge is significant, a rating agency might downgrade our credit rating or put it on credit watch. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. This negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital.

As of December 31, 2009, we recognized other-than-temporary impairment on our private label MBS. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Risk Factors

Downgrades in our credit ratings could further increase the cost of borrowing funds.

Both First BanCorp and FirstBank suffered credit rating downgrades in 2009. Fitch Ratings Ltd. (“Fitch”) currently rates the First BanCorp’s long-term senior debt “B−”, six notches below investment grade. Standard and Poor’s (“S&P”) rates First BanCorp “B”, or five notches below investment grade. Moody’s Investor Service (“Moody’s”) rates FirstBank’s long-term senior debt “B1”, and S&P rates it “B”. The three rating agencies’ outlooks on FirstBank’s and First BanCorp’s credit ratings are negative. We do not have any outstanding debt or derivative agreements that would be affected by a credit downgrade. Our liquidity is contingent upon our ability to obtain external sources of funding to finance our operations. Any future downgrades in credit ratings could put additional pressure on our access to external funding and/or cause external funding to be more expensive, which could in turn adversely affect the results of operations. Changes in credit ratings may also affect the fair value of certain liabilities and unsecured derivatives, measured at fair value in the financial statements, for which our own credit risk is an element considered in the fair value determination.

These debt and financial strength ratings are current opinions of the rating agencies. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of changes in, or unavailability of, information or based on other circumstances.

Our funding is significantly dependent on brokered deposits.

Our funding sources include core deposits, brokered deposits, borrowings from the Federal Home Loan Bank, borrowings from the Federal Reserve Bank and repurchase agreements with several counterparties.

A large portion of our funding is retail brokered CDs issued by FirstBank. As of December 31, 2009, we had $7.6 billion in brokered deposits outstanding, representing approximately 60% of our total deposits, and a reduction from $8.4 billion at year end 2008. We issue brokered CDs to, among other things, pay operating expenses, maintain our lending activities, replace certain maturing liabilities, and control interest rate risk.

FDIC regulations govern the issuance of brokered deposit instruments by banks. Well-capitalized institutions are not subject to limitations on brokered deposits, while adequately-capitalized institutions are able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the interest paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. As of December 31, 2009, we were a well-capitalized institution and was therefore not subject to these limitations on brokered deposits. If we became subject to such restrictions on our brokered deposits, the availability of such deposits would be limited and could, in turn, adversely affect our results of operations and liquidity. The FDIC and other bank regulators may also exercise regulatory discretion to enforce limits on the acceptance of brokered deposits if they have safety and soundness concerns as to an over reliance on such funding.

The use of brokered CDs has been particularly important for our growth. We encounter intense competition in attracting and retaining regular retail deposits in Puerto Rico. The brokered CDs market is very competitive and liquid, and we have been able to obtain substantial amounts of funding in short periods of time. This strategy enhances our liquidity position, since the brokered CDs are insured by the FDIC up to regulatory limits and can be obtained faster compared to regular retail deposits. Demand for brokered CDs has recently increased as a result of the move by investors from riskier investments, such as equities, to federally guaranteed instruments such as brokered CDs and the recent increase in FDIC deposit insurance from $100,000 to $250,000. For the year ended December 31, 2009, we issued $8.3 billion in brokered CDs (including rollover of short-term broker CDs and replacement of brokered CDs called) compared to $9.8 billion for 2008.

Risk Factors

The average term to maturity of the retail brokered CDs outstanding as of December 31, 2009 was approximately 1.08 years. Approximately 1.55% of the principal value of these certificates is callable at our option.

Another source of funding is Advances from the Discount Window of the Federal Reserve Bank of New York. Currently, we have $800 million of borrowings outstanding with the Federal Reserve Bank. As part of the mechanisms to ease the liquidity crisis, during 2009, the Federal Reserve Bank encouraged banks to utilize the Discount Window as a source of funding. With the market conditions improving, the Federal Reserve announced in early 2010 its intention of withdrawing part of the economic stimulus measures, including replacing restrictions on the use of Discount Window borrowings, thereby returning to its function as lender of last resort.

Our funding sources may prove insufficient to replace deposits and support future growth.

Our banking subsidiary FirstBank relies on customer deposits, brokered deposits and advances from the Federal Home Loan Bank (“FHLB”) to fund its operations. Although FirstBank has historically been able to replace maturing deposits and advances if desired, no assurance can be given that it would be able to replace these funds in the future if our financial condition or general market conditions were to change. Our financial flexibility will be severely constrained if FirstBank is unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected. Although we consider such sources of funds adequate for our liquidity needs, we may seek additional debt financing in the future to achieve our long-term business objectives. There can be no assurance additional borrowings, if sought, would be available to us or on what terms. If additional financing sources are unavailable or are not available on reasonable terms, our growth and future prospects could be adversely affected.

Adverse credit market conditions may affect our ability to meet liquidity needs.

We need liquidity to, among other things, pay its operating expenses, interest on its debt and dividends on its capital stock, maintain its lending activities and replace certain maturing liabilities. Without sufficient liquidity, we may be forced to curtail our operations. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our credit ratings and credit capacity. Our financial condition and cash flows could be materially affected by continued disruptions in financial markets.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate, and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of its business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted various controls, procedures, policies and systems to monitor and manage risk. While we currently believe that our risk management process is effective, we cannot provide assurance that those controls, procedures, policies and systems will always be adequate to identify and manage the risks in the various businesses. In addition, our businesses and the markets in which we operate are continuously evolving. We may fail to fully understand the implications of changes in our businesses or the financial markets and fail to adequately or timely enhance its risk framework to address those changes. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses, suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

Risk Factors

We may also be subject to disruptions from external events that are wholly or partially beyond its control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and/or retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning evolving compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key personnel could adversely affect our business because the loss of their skills, knowledge of our markets, and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement personnel. Similarly, the loss of key employees, either individually or as a group, can adversely affect our customers’ perception of our ability to continue to manage certain types of investment management mandates.

Banking regulators could take adverse action against us.

We are subject to supervision and regulation by the FED. We are a bank holding company that qualifies as a financial holding corporation. As such, we are permitted to engage in a broader spectrum of activities than those permitted to bank holding companies that are not financial holding companies. To continue to qualify as a financial holding corporation, each of our banking subsidiaries must continue to qualify as “well-capitalized” and “well-managed.” As of December 31, 2009, First BanCorp and FirstBank continue to satisfy all applicable capital guidelines. This, however, does not prevent banking regulators from taking adverse actions against us if they should conclude that such actions are warranted. If we were not to continue to qualify as a financial holding corporation, we might be required to discontinue certain activities and may be prohibited from engaging in new activities without prior regulatory approval. FirstBank is subject to supervision and regulation by the FDIC, which conducts annual inspections, and, in Puerto Rico, the Office of the Commissioner of Financial Institutions. Our primary regulators have significant discretion and power to initiate enforcement actions for violations of laws and regulations and unsafe or unsound practices in the performance of their supervisory and enforcement duties and may do so even if we continue to satisfy all capital requirements. Adverse action against us by our primary regulators may affect our business.

Further increases in the FDIC deposit insurance premium may have a significant financial impact on us.

The FDIC insures deposits at FDIC insured financial institutions up to certain limits. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Current economic conditions have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits (which have recently been increased) using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

Risk Factors

On February 27, 2009, the FDIC determined that it would assess higher rates for institutions that relied significantly on secured liabilities or on brokered deposits but, for well-managed and well-capitalized banks, only when accompanied by rapid asset growth. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. On November 12, 2009, the FDIC adopted a final rule imposing a 13-quarter prepayment of FDIC premiums due on December 30, 2009. Although FirstBank obtained a waiver from the FDIC to make such prepayment, the FDIC may further increase our premiums or impose additional assessments or prepayment requirements on us in the future.

We may not be able to recover all assets pledged to Lehman Brothers Special Financing, Inc.

Lehman Brothers Special Financing, Inc. (“Lehman”) was the counterparty to First BanCorp on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to us, which constitutes an event of default under those interest rate swap agreements. We terminated all interest rate swaps with Lehman and replaced them with other counterparties under similar terms and conditions. In connection with the unpaid net cash settlement due as of December 31, 2009 under the swap agreements, we have an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure was reserved in the third quarter of 2008. We had pledged collateral of $63.6 million with Lehman to guarantee its performance under the swap agreements in the event payment thereunder was required. The book value of pledged securities with Lehman as of December 31, 2009 amounted to approximately $64.5 million.

We believe that the securities pledged as collateral should not be part of the Lehman bankruptcy estate given that the posted collateral constituted a performance guarantee under the swap agreements and was not part of a financing agreement, and that ownership of the securities was never transferred to Lehman. Upon termination of the interest rate swap agreements Lehman’s obligation was to return the collateral to us. During the fourth quarter of 2009, we discovered that Lehman Brothers, Inc., acting as agent of Lehman, had deposited the securities in a custodial account at JP Morgan/Chase, and that, shortly before the filing of the Lehman bankruptcy proceedings, it had provided instructions to have most of the securities transferred to Barclay’s Capital in New York. After Barclay’s refusal to turn over the securities, in December 2009, we filed a lawsuit against Barclay’s Capital in federal court in New York demanding the return of the securities. While we believe we have valid reasons to support our claim for the return of the securities, there are no assurances that we will ultimately succeed in our litigation against Barclay’s Capital to recover all or a substantial portion of the securities.

Additionally, we continue to pursue our claim filed in January 2009 in the proceedings under the Securities Protection Act with regard to Lehman Brothers Incorporated in Bankruptcy Court, Southern District of New York. We can provide no assurances that we will be successful in recovering all or substantial portion of the securities through these proceedings.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or having an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

Risk Factors

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

In view of the inherent difficulty of predicting the outcome of legal actions and regulatory matters, we cannot provide assurance as to the outcome of any pending matter or, if determined adversely against us, the costs associated with any such matter, particularly where the claimant seeks very large or indeterminate damages or where the matter presents novel legal theories, involves a large number of parties or is at a preliminary stage. The resolution of certain pending legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation, ability to attract and retain customers or sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of Generally Accepted Accounting Principles in the United States (“GAAP”), which is periodically revised and/or expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interprets or seeks to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our annual and quarterly reports on Form 10-K and Form 10-Q. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

Due to financial results during 2009, we may need to access the capital markets in order to raise additional capital in the future to absorb potential future credit losses due to the distressed economic environment, maintain adequate liquidity and capital resources or to finance future growth, investments or strategic acquisitions. We cannot provide assurances that such capital will be available on acceptable terms or at all. If we are unable to obtain additional capital, we may not be able to maintain adequate liquidity and capital resources or to finance future growth, make strategic acquisitions or investments.

Risk Factors

Unexpected losses in future reporting periods may require us to adjust the valuation allowance against our deferred tax assets.

We evaluate the deferred tax assets for recoverability based on all available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between the future projected operating performance and the actual results. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the more-likely-than-not criterion, we evaluate all positive and negative evidence as of the end of each reporting period. Future adjustments, either increases or decreases, to the deferred tax asset valuation allowance will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under the tax law. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Such a charge could have a material adverse effect on our results of operations, financial condition and capital position.

If our goodwill or amortizable intangible assets become impaired, it may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where goodwill is recorded.

We conducted our annual evaluation of goodwill during the fourth quarter of 2009. This evaluation is a two-step process. The Step 1 evaluation of goodwill allocated to the Florida reporting unit, which is one level below the United States business segment, indicated potential impairment of goodwill. The Step 1 fair value for the unit was below the carrying amount of its equity book value as of the December 31, 2009 valuation date, requiring the completion of Step 2. The Step 2 required a valuation of all assets and liabilities of the Florida unit, including any recognized and unrecognized intangible assets, to determine the fair value of net assets. To complete Step 2, we subtracted from the unit’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 analysis indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $27 million, resulting in no goodwill impairment. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

RISK RELATED TO BUSINESS ENVIRONMENT AND OUR INDUSTRY

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that almost all of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are particularly exposed

Risk Factors

to downturns in the U.S. economy. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, fail.

Reflecting concern about the stability of the financial markets in general and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, erosion of consumer confidence, increased market volatility and widespread reduction of business activity in general. The resulting economic pressure on consumers and erosion of confidence in the financial markets has already adversely affected our industry and may adversely affect our business, financial condition and results of operations. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

➢	We expect to face increased regulation of the financial industry resulting from the recent instability in capital markets, financial institutions and financial system in general. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

➢	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite the loans become less predictive of future behaviors.

➢	The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

➢	Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

➢	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

A prolonged economic slowdown or decline in the real estate market in the U.S. mainland could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations is currently in decline and this trend could also reduce the level of mortgage loans we may produce in the future and adversely affect our business. During periods of rising interest rates, refinancing originations for many mortgage products tend to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past eighteen months, residential real estate values in many areas of the U.S. mainland have decreased significantly, which has led to lower volumes and higher losses across the industry, adversely impacting our mortgage business.

Risk Factors

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the current economic slowdown. Rising unemployment, higher interest rates or declines in housing prices have had a greater negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receives for loans, the values of mortgage loans held-for-sale or residual interests in securitizations, which could harm our financial condition and results of operations. In addition, any material decline in real estate values would weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real asset arising from borrower defaults to the extent not covered by third-party credit enhancement.

Our business concentration in Puerto Rico imposes risks.

We conduct our operations in a geographically concentrated area, as our main market is Puerto Rico. This imposes risks from lack of diversification in the geographical portfolio. Our financial condition and results of operations are highly dependent on the economic conditions of Puerto Rico, where adverse political or economic developments, natural disasters, and other events could affect among others, the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans, and reduce the value of our loans and loan servicing portfolio.

Our credit quality may be adversely affected by Puerto Rico’s current economic condition.

Beginning in March 2006 and continuing to today, a number of key economic indicators have showed that the economy of Puerto Rico has been in recession during that period of time.

Construction remained weak during 2009, as the Puerto Rico’s fiscal situation and decreasing public investment in construction projects affected the sector. During the period from January to December 2009, cement sales, an indicator of construction activity, declined by 29.6% as compared to 2008. As of October 2009, exports decreased by 6.8%, while imports decreased by 8.9%, a negative trade, which continues since the first negative trade balance of the last decade was registered in November 2006. Tourism activity also declined during 2009. Total hotel registrations for January to October 2009 declined 0.8% as compared to the same period for 2008. During January to September 2009, new vehicle sales decreased by 23.7%. In 2009, unemployment in Puerto Rico reached 15.0%, up 3.5 points compared with 2008.

On January 14, 2010, the Puerto Rico Planning Board announced the release of Puerto Rico’s macroeconomic data for fiscal year 2009, ended June 30, 2009, as well as projected figures for fiscal year ending on June 30, 2010. The fiscal year 2009 showed a reduction of real GNP of -3.7%, while the projections for the fiscal year of 2010 point toward a positive growth of 0.7%. In general, the Puerto Rico economy continued its trend of decreasing growth, primarily due to weaker manufacturing, softer consumption and decreased government investment in construction.

The above economic concerns and uncertainty in the private and public sectors may also have an adverse effect on the credit quality of our loan portfolios, as delinquency rates are expected to increase in the short-term, until the economy stabilizes. Also, a potential reduction in consumer spending may also impact growth in our other interest and non-interest revenue sources.

Rating downgrades on the government of Puerto Rico’s debt obligations may affect our credit exposure.

Even though Puerto Rico’s economy is closely integrated to that of the U.S. mainland and its government and many of its instrumentalities are investment-grade rated borrowers in the U.S. capital markets, the current fiscal situation of the government of Puerto Rico has led nationally recognized rating agencies to downgrade its debt obligations in the past.

Risk Factors

Between May 2006 and mid-2009, the government of Puerto Rico’s bonds were downgraded as a result of factors such as the its inability to implement meaningful steps to curb operating expenditures and to improve managerial and budgetary controls, high debt levels and chronic deficits and its continued reliance on operating budget loans from the Government Development Bank for Puerto Rico.

In October and December 2009, both S&P and Moody’s confirmed the government of Puerto Rico’s bond rating at BBB- and Baa3, with stable outlook, respectively. At present, both rating agencies maintain the stable outlooks for the general obligation bonds. In May 2009, S&P and Moody’s upgraded the sales and use tax senior bonds from A+ to AA- and from A1 to Aa3, respectively, due to a modification in its bond resolution.

It is uncertain how the financial markets may react to any potential future ratings downgrade in Puerto Rico’s debt obligations. However, the fallout from the recent budgetary crisis and a possible ratings downgrade could adversely affect the value of Puerto Rico’s government obligations.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty. There is no assurance that any such losses would not materially and adversely affect our financial condition and results of operations.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. There is no assurance that any such losses would not materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future as a result of the current crisis in the financial industry may impact our business, governance structure, financial condition or results of operations.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in the U.S. Treasury’s Troubled Asset Relief Program (the “TARP”), to additional restrictions, oversight and costs. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real

Risk Factors

estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

We also face increased regulation and regulatory scrutiny as a result of our participation in the TARP. In January 2009, we issued Series F Preferred Stock and warrants to purchase our Common Stock to the U.S. Treasury under the TARP. Pursuant to the terms of this issuance, we are prohibited from increasing the dividend rate on our Common Stock in an amount exceeding the last quarterly cash dividend paid per share, or the amount publicly announced (if lower), of Common Stock prior to October 14, 2008, which was $0.07 per share, without approval. Furthermore, as long as Series F Preferred Stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited unless all accrued and unpaid dividends are paid on Series F Preferred Stock, subject to certain limited exceptions.

On January 21, 2009, the U.S. House of Representatives approved legislation amending the TARP provisions of Emergency Economic Stabilization Act (“EESA”) to include quarterly reporting requirements with respect to lending activities, examinations by an institution’s primary federal regulator of the use of funds and compliance with program requirements, restrictions on acquisitions by depository institutions receiving TARP funds and authorization for the U.S. Treasury to have an observer at board meetings of recipient institutions, among other things. On February 17, 2009, President Obama signed into law the American Reinvestment and Recovery Act of 2009 (the “ARRA”). The ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the TARP. The ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so, it continues all the same compensation and governance restrictions and adds substantially to restrictions in several areas. In addition, on June 10, 2009, the U.S. Treasury issued regulations implementing the compensation requirements under the ARRA. The regulations became applicable to existing TARP recipients upon publication in the Federal Register on June 15, 2009. The aforementioned compensation requirements and restrictions may adversely affect our ability to retain or hire senior bank officers.

The U.S. House of Representatives approved a regulatory reform package on December 11, 2009 (H.R. 4173). The U.S. Senate is also expected to consider financial reform legislation during 2010. H.R. 4173 and a “Discussion Draft” of legislation that may be introduced in the U.S. Senate contain provisions, which would, among other things, establish a Consumer Financial Protection Agency, establish a systemic risk regulator, consolidate federal bank regulators and give shareholders an advisory vote on executive compensation. Separate legislative proposals call for partial repeal of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), which is discussed below.

The Obama administration is also requesting Congressional action to limit the growth of the largest U.S. financial firms and to bar banks and bank-related companies from engaging in proprietary trading and from owning, investing in or sponsoring hedge funds or private equity funds. A separate legislative proposal would impose a new fee or tax on U.S. financial institutions as part of the 2010 budget plans in an effort to reduce the anticipated budget deficit and to recoup losses anticipated from the TARP. Such an assessment is estimated to be 15-basis points, levied against bank assets minus Tier 1 capital and domestic deposits. It appears that this fee or tax would be assessed only against the 50 or so largest financial institutions in the U.S., which are those with more than $50 billion in assets, and therefore would not directly affect us. However, the large banks that are affected by the tax may choose to seek additional deposit funding in the marketplace, driving up the cost of deposits for all banks. The administration has also considered a transaction tax on trades of stock in financial institutions and a tax on executive bonuses.

The U.S. Congress has also recently adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve has adopted

Risk Factors

numerous new regulations addressing banks’ credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future.

Internationally, both the Basel Committee on Banking Supervision (the “Basel Committee”) and the Financial Stability Board (established in April 2009 by the Group of Twenty Finance Ministers and Central Bank Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation and transparency) have committed to raise capital standards and liquidity buffers within the banking system.

Such proposals and legislation, if finally adopted, would change banking laws and our operating environment and that of our subsidiaries in substantial and unpredictable ways. We cannot determine whether such proposals and legislation will be adopted, or the ultimate effect that such proposals and legislation, if enacted, or regulations issued to implement the same, would have upon our financial condition or results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. Government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

On January 6, 2010, the member agencies of the Federal Financial Institutions Examination Council, which includes the Federal Reserve, issued an interest rate risk advisory reminding banks to maintain sound practices for managing interest rate risk, particularly in the current environment of historically low short-term interest rates.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We face extensive and changing government regulation, which may increase our costs of and expose us to risks related to compliance.

Most of our businesses are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers. In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If this regulatory trend continues, it could adversely affect our operations and, in turn, our consolidated results of operations.

Risk Factors

We are subject to regulatory capital adequacy guidelines, and if we fail to meet these guidelines our business and financial condition may be adversely affected.

Under regulatory capital adequacy guidelines, and other regulatory requirements, we must meet guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators regarding components, risk weightings and other factors. If we fail to meet these minimum capital guidelines and other regulatory requirements, our business and financial condition will be materially and adversely affected. If we fail to maintain well-capitalized status under the regulatory framework, or are deemed to be not well-managed under regulatory exam procedures, or if we experience certain regulatory violations, our status as a financial holding company and our related eligibility for a streamlined review process for acquisition proposals, and our ability to offer certain financial products will be compromised.

The imposition of additional property tax payments in Puerto Rico may further deteriorate our commercial, consumer and mortgage loan portfolios.

On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 the “Act”). The Act imposes a series of temporary and permanent measures, including the imposition of a 0.591% special tax applicable to properties used for residential (excluding those exempt as detailed in the Act) and commercial purposes, and payable to the Puerto Rico Treasury Department. This temporary measure will be effective for tax years that commenced after June 30, 2009 and before July 1, 2012. The imposition of this special property tax could adversely affect the disposable income of borrowers from the commercial, consumer and mortgage loan portfolios and may cause an increase in our delinquency and foreclosure rates.

RISKS RELATED TO THE FUTURE ISSUANCE OF A SIGNIFICANT AMOUNT OF OUR COMMON STOCK AND DILUTION OF HOLDERS OF OUR COMMON STOCK, INCLUDING PARTICIPANTS IN THE EXCHANGE OFFER

Additional issuances of Common Stock or securities convertible into Common Stock, including issuances to BNS and the U.S. Treasury, may further dilute existing holders of our Common Stock, including participants in the Exchange Offer.

In connection with our sale of 9,250,450 shares of Common Stock to BNS, we agreed to give BNS an anti-dilution right and a right of first refusal when we sell shares of Common Stock to third parties. In addition, in January 2009, in connection with our issuance of Series F Preferred Stock to the U.S. Treasury, we also issued to the U.S. Treasury a warrant to purchase 5,842,259 shares of our Common Stock (the “Warrant”) at an exercise price of $10.27 per share. The Warrant has a 10-year term and is exercisable at any time. The exercise price and the number of shares issuable upon exercise of the Warrant are subject to an anti-dilution right. This right will be triggered if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock as determined pursuant to the terms of the warrant. The possible future issuance of equity securities to BNS and the U.S. Treasury could affect our current stockholders in a number of ways, including by:

➢	diluting the voting power of the current holders of Common Stock (BNS owns 10% of our shares of Common Stock and the shares underlying the Warrant represent approximately 6% of our outstanding shares of Common Stock as of December 31, 2009);

➢	diluting the earnings per share and book value per share of the outstanding shares of Common Stock; and

➢	making the payment of dividends on Common Stock more expensive.

Risk Factors

In addition, recent increases in the allowance for loan and lease losses resulted in a reduction in the amount of our tangible common equity. Therefore, even if we issue the Maximum Exchange Amount in the Exchange Offer, given the continuing difficult economic conditions in Puerto Rico and the other markets in which we operate, the potential for future credit losses and the focus on tangible common equity by regulatory authorities and rating agencies, the Corporation is evaluating its capital needs. Upon completing that analysis, the Corporation may be required to raise additional capital through the issuance or offering of additional Common Stock in future periods to increase tangible common equity and to further strengthen the quality of its regulatory capital position. In order to issue additional shares of Common Stock, we will be required to obtain approval of our stockholders to an amendment to our Articles of Incorporation to increase the number of our authorized shares of Common Stock. The issuance of the Maximum Exchange Amount in the Exchange Offer will leave us without any available shares of Common Stock for future issuances. No assurance can be given that our stockholders will approve an increase in the number of our authorized shares of Common Stock and, even if they approve such an increase, that we will be able to raise additional capital.

If, at the time of any future issuance of shares of Common Stock, BNS continues to own at least 5% of our outstanding shares of Common Stock, BNS has its anti-dilution right and right of first refusal in connection with any such issuance or offering. In addition, we may determine thereafter that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue securities convertible into or exchangeable for shares of our Common Stock, or common-equivalent securities to fund strategic initiatives or other business needs.

No assurance can be given that the Corporation will be able to raise additional capital. An increase in the Corporation’s capital through an issuance of Common Stock or other offering, or the perception that such issuance or offering may occur, could have a dilutive effect on the existing holders of our Common Stock (including participants in the Exchange Offer) and may adversely affect the market price of our Common Stock.

RISKS RELATED TO THE MARKET PRICE AND VALUE OF THE COMMON STOCK OFFERED IN THE EXCHANGE OFFER

The Exchange Offer will result in a substantial amount of our Common Stock becoming available for sale in the market, which could adversely affect the market price of our Common Stock.

As of March 4, 2010, we had approximately 92.5 million shares of our Common Stock outstanding. Following completion of the Exchange Offer, assuming we issue the maximum number of shares of our Common Stock in the Exchange Offer and assuming we issue the anti-dilution shares to BNS, this figure will increase to approximately 237.9 million shares of our Common Stock. The issuance of such a large number of shares of our Common Stock in such a short period of time will significantly reduce earnings per share and could adversely affect the market price of our Common Stock.

The Minimum Share Price limitation may result in your receiving shares of our Common Stock worth significantly less than the shares you would receive in the absence of that constraint.

The closing sale price for our Common Stock on the NYSE on          , 2010 was $      per share, which is less than the Minimum Share Price. If the average VWAP is less than the Minimum Share Price, we will use the Minimum Share Price and not the average VWAP to calculate the number of shares of our Common Stock you will receive. In that case you could receive shares of our Common Stock with a value that may be significantly less than the value of the shares you would receive in the absence of that limitation.

Risk Factors

Although the number of shares of our Common Stock offered in the Exchange Offer for each share of Preferred Stock will be determined based on the average VWAP of our Common Stock during the five trading-day period ending on the second business day immediately preceding the expiration date (subject to the Minimum Share Price of $      per share), the market price of our Common Stock may fluctuate, and the market price of shares of our Common Stock upon settlement of the Exchange Offer could be less than the market price used to determine the number of shares you will receive.

The number of shares of our Common Stock offered for each share of Preferred Stock accepted for exchange will be determined based on the average VWAP of our Common Stock during the five trading-day period ending on the second business day immediately preceding the currently scheduled expiration date (subject to the Minimum Share Price of $      per share) and will not be adjusted regardless of any increase or decrease in the market price of our Common Stock or Preferred Stock between the expiration date of the Exchange Offer and the settlement date. Therefore, the market price of our Common Stock at the time you receive your Common Stock on the settlement date could be significantly less than the market price used to determine the number of shares you will receive.

The market price of our Common Stock may be subject to significant fluctuations and volatility.

The stock markets have recently experienced high levels of volatility. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses and may continue to fluctuate or further decline. Factors that could cause fluctuations, volatility or further decline in the market price of our Common Stock, many of which could be beyond our control, include the following:

➢	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

➢	announcements of strategic developments, acquisitions and other material events by us or our competitors;

➢	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn and those that may be specifically directed to us;

➢	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

➢	the departure of key personnel;

➢	changes in the credit, mortgage and real estate markets;

➢	operating results that vary from the expectations of management, securities analysts and investors;

➢	operating and stock price performance of companies that investors deem comparable to us; and

➢	market assessments as to whether and when the Exchange Offer and the acquisition of additional newly issued shares by BNS will be consummated.

You are urged to obtain current market quotations for our Common Stock when you consider the Exchange Offer.

Our suspension of dividends could adversely affect our stock price and result in the expansion of our board of directors.

In March 2009, the Board of Governors of the Federal Reserve issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning

Risk Factors

process. The letter reiterates the long-standing Federal Reserve supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, the Corporation decided, as a matter of prudent fiscal management and following the Federal Reserve guidance, to suspend payment of Common Stock dividends and dividends on our Preferred Stock and Series F Preferred Stock. The Corporation cannot anticipate if and when the payment of dividends might be reinstated.

This suspension could adversely affect the Corporation’s stock price. Further, in general, if dividends on our preferred stock are not paid for six quarterly dividend periods or more, the preferred stockholders will have the right to elect two additional members of the our board of directors until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.

The price of our Common Stock is depressed and may not recover.

The price of our Common Stock has declined significantly from a closing price of $12.17 on September 19, 2008, to a closing price of $      on          , 2010, the last trading day prior to the date of this prospectus. Our stock price may never recover to prior levels. Many factors that we cannot predict or control, including the factors listed under “Risks Related to the Market Price and Value of the Common Stock Offered in the Exchange Offer—The market price of our Common Stock may be subject to continued significant fluctuations and volatility,” and factors over which we may only have limited control, including the factors listed under “—Risks Relating to Our Business,” may cause sudden changes in the price of our Common Stock or prevent the price of our Common Stock from recovering.

RISKS RELATED TO THE RIGHTS OF HOLDERS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF HOLDERS OF OUR DEBT OBLIGATIONS AND SHARES OF PREFERRED STOCK

The holders of our debt obligations, any shares of Preferred Stock that remain outstanding after the Exchange Offer and the securities held by the U.S. Treasury will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First BanCorp, our Common Stock would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock, including any shares of Preferred Stock that are not exchanged for Common Stock in the Exchange Offer or are retained by holders as a result of proration. As a result, holders of our Common Stock, including holders of shares of Preferred Stock whose securities are accepted for exchange in the Exchange Offer, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of First BanCorp until after all our obligations to our debt holders have been satisfied and holders of senior equity securities and trust preferred securities have received any payment or distribution due to them.

In addition, we are required to pay dividends on our preferred stock before we pay any dividends on our Common Stock. Holders of our Common Stock will not be entitled to receive payment of any dividends on their shares of our Common Stock unless and until we resume payments of dividends on any shares of preferred stock remaining after completion of the Exchange Offer.

Risk Factors

Dividends on our Common Stock have been suspended and you may not receive funds in connection with your investment in our Common Stock without selling your shares of our Common Stock.

Holders of our Common Stock are only entitled to receive dividends as our board of directors may declare out of funds legally available for payment of such dividends. We have suspended dividend payments on our Common Stock since August 2009. In general, so long as any shares of preferred stock remain outstanding and until we meet various federal regulatory considerations, we cannot declare, set apart or pay any dividends on shares of our Common Stock (i) unless any accrued and unpaid dividends on our preferred stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our preferred stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment and, (ii) with respect to our Series F Preferred Stock, unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares have been declared and paid in full. Furthermore, prior to January 16, 2012, unless we have redeemed all of the shares of Series F Preferred Stock (or any successor security) or the U.S. Treasury has transferred all of Series F Preferred Stock (or any successor security) to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase the dividend rate per share of Common Stock above $0.07 per share or repurchase or redeem equity securities, including our Common Stock, subject to certain limited exceptions. This could adversely affect the market price of our Common Stock. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. Moreover, the Federal Reserve and the FDIC have issued policy statements stating that bank holding companies and insured banks should generally pay dividends only out of current operating earnings. In the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged dividend pay-out ratios that are at the 100% or higher level unless both asset quality and capital are very strong.

In addition, the terms of our outstanding junior subordinated debt securities held by trusts that issue trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Stock and preferred stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Accordingly, you may have to sell some or all of your shares of our Common Stock in order to generate cash flow from your investment. You may not realize a gain on your investment when you sell your shares of Common Stock and may lose the entire amount of your investment.

Offerings of debt, which would be senior to our Common Stock upon liquidation and/or to preferred equity securities, which may be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

We may attempt to increase our capital resources or, if our or the capital ratios of our banking subsidiaries fall below the required minimums, we or our banking subsidiaries could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both.

Risk Factors

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

ADDITIONAL RISKS RELATED TO THE EXCHANGE OFFER

We may not receive stockholder approval for the issuance of up to 130,835,337 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the possible issuance of 14,530,588 additional shares of Common Stock to BNS pursuant to its anti-dilution right.

Because our Common Stock is listed on the NYSE, we are subject to NYSE listing requirements. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of our Common Stock in any transaction or series of transactions, other than pursuant to a public offering, if (1) the shares of Common Stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of such Common Stock or (2) the number of shares of Common Stock to be issued will upon issuance equal 20% or more of the number of shares of Common Stock outstanding before the issuance of Common Stock. Pursuant to the terms of the Exchange Offer, up to 130,835,337 shares of Common Stock may be issued upon the exchange of Preferred Stock. Because the issuance of up to 130,835,337 shares of Common Stock in the aggregate causes the transaction to exceed the 20% thresholds described above, we are required to seek stockholder approval prior to the completion of the Exchange Offer.

In addition, up to an additional 14,530,588 shares of Common Stock may be issued to BNS pursuant to its anti-dilution right, subject to the consent of the Federal Reserve. Any sale of additional shares of our Common Stock to BNS pursuant to its anti-dilution right, right of first refusal or otherwise requires the prior approval of our stockholders under NYSE listing requirements unless the sale is at a price in cash at least as great as the higher of the book or market value of our Common Stock, provided that the number of shares to be issued does not exceed 5% of the number of our shares of Common Stock before the issuance. Because the issuance of up to 14,530,588 shares of Common Stock to BNS pursuant to its anti-dilution right would exceed 5% of the number of our outstanding shares, we plan to seek stockholder approval of the possible issuance of shares of our Common Stock to BNS in connection with the Exchange Offer along with stockholder approval of the issuance of the maximum number of shares being offered in the Exchange Offer itself.

If stockholders do not approve the issuance of up to 130,835,337 shares of Common Stock in the Exchange Offer and up to an additional 14,530,588 shares of Common Stock to BNS, assuming it exercises its anti-dilution right, the Corporation will not be able to complete the Exchange Offer.

The value of the Common Stock you receive may be lower than the Exchange Value of your shares of Preferred Stock.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue at the settlement date in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value referred to above.

Risk Factors

Even if we complete the Exchange Offer, without a high level of participation, we may fail to realize the anticipated benefits of the Exchange Offer, including the intended goal of substantially improving our tangible common equity ratio and our Tier 1 common equity ratio.

An important goal of the Exchange Offer is to improve our tangible common equity ratio and our Tier 1 common equity ratio. A view has recently developed that the tangible common equity ratio and Tier 1 common equity ratio are important metrics for analyzing a financial institution’s financial condition and capital strength. We believe that improving these two capital ratios will enhance our standing with our federal banking regulators, improve market and public perceptions of our financial strength and improve our ability to operate in the current economic environment and to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. If the response to the Exchange Offer is low, we may fail to reach our goals for our tangible common equity ratio and Tier 1 common equity ratio and, in this situation, we may have to increase these ratios through other means, including by raising capital privately or publicly, which could further dilute the existing holders of our Common Stock, including participants in the Exchange Offer. In addition, such additional equity issuances would reduce any earnings available to the holders of our Common Stock and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of the Common Stock. As such, there is a risk that the benefits, if any, realized from the Exchange Offer will not be sufficient to restore market and public perceptions of our financial strength or to reach desired tangible common equity and Tier 1 capital levels.

We have not obtained a third-party determination that the terms of the Exchange Offer are fair to holders of the shares of Preferred Stock.

We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the Exchange Offer. Certain of our executive officers and directors own shares of Preferred Stock and they have not informed us whether they will participate in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the shares of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Failure to successfully complete the Exchange Offer could negatively affect the price of our Common Stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including (i) pursuant to NYSE listing requirements, the receipt of approval from the holders of our Common Stock to the issuance of up to 130,835,337 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the issuance of up to 14,530,588 additional shares of Common Stock to BNS if it exercises its anti-dilution right, subject to the consent of the Federal Reserve, and (ii) the absence of any event that in our reasonable judgment would materially impair the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we may be subject to the following material risks:

➢	the market price of our Common Stock may decline to the extent that the current market price of our Common Stock is positively affected by market assumption that the Exchange Offer will be completed;

Risk Factors

➢	the market price of our shares of Preferred Stock may decline to the extent that the current market price of our shares of Preferred Stock is positively affected by a market assumption that the Exchange Offer has been or will be completed;

➢	we may not be able to increase our regulatory and other capital ratios, including our tangible common equity ratio and Tier 1 common equity ratio and, as a result, we may fail to increase a key measure of financial strength as viewed by our federal banking regulators and the market and may not improve our ability to operate in the current economic environment and to access the capital markets in order to fund strategic initiatives or other business needs or to absorb any future credit losses; and

➢	we may be required to attempt to raise capital privately or publicly.

We may not accept all shares of Preferred Stock tendered in the Exchange Offer.

We will issue no more than 130,835,337 shares of our Common Stock in the Exchange Offer. Depending on the number of shares of Preferred Stock tendered in the Exchange Offer, we may have to prorate and limit the number of shares of Preferred Stock that we accept in this Exchange Offer to remain within the Maximum Exchange Amount. See “The Exchange Offer—Proration.”

RISKS RELATED TO NOT PARTICIPATING IN THE EXCHANGE OFFER OR RETAINING SHARES AS A RESULT OF PRORATION

If the Exchange Offer is successful, there may no longer be a trading market for any remaining shares of Preferred Stock and the price for such shares of Preferred Stock may be depressed.

The Exchange Offer is for any and all shares of Preferred Stock up to the Maximum Exchange Amount. Any shares of Preferred Stock not exchanged in the Exchange Offer or retained as a result of proration will remain outstanding after the completion of the Exchange Offer. The reduction in the number of shares available for trading after the completion of the Exchange Offer, our suspension of the payment of dividends on Preferred Stock since August 2009 and our delisting of any remaining shares of Preferred Stock from trading on the NYSE and, to the extent permitted by law, the deregistration of any such remaining shares under the Exchange Act may have a significant and adverse effect on the liquidity of any trading market for, and the price of, any such remaining shares of Preferred Stock and may result in the shares of Preferred Stock being illiquid for an indefinite period of time.

Selected Financial Data

The following data summarizes our consolidated financial information as of and for each of the five years ended December 31, 2009. You should read the following financial data in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included in our Annual Reports on Form 10-K for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively, which are incorporated by reference into this prospectus and from which this information is derived. For more information, see “Where You Can Find More Information.”

	Year ended December 31,
	2009	2008	2007	2006	2005

	(dollars in thousands, except per share amounts)

Summary of Operations
Interest income	$996,574	$1,126,897	$1,189,247	$1,288,813	$1,067,590
Interest expense	477,532	599,016	738,231	845,119	635,271
Net interest income	519,042	527,881	451,016	443,694	432,319
Provision for loan losses	579,858	190,948	120,610	74,991	50,644
Net interest income after provision for loan losses	(60,816)	336,933	330,406	368,703	381,675
Non-interest income	142,264	74,643	67,156	31,336	63,077
Operating expenses	352,101	333,371	307,843	287,963	315,132
Income tax (expense) benefit	(4,534)	31,732	(21,583)	(27,442)	(15,016)
Net (loss) income	(275,187)	109,937	68,136	84,634	114,604
Net (loss) income attributable to common stock	(322,075)	69,661	27,860	44,358	74,328
Selected Financial Data at Period-End
Total assets	19,628,448	19,491,268	17,186,931	17,390,256	19,917,651
Total loans	13,949,226	13,088,292	11,799,746	11,263,980	12,685,929
Deposits	12,669,047	13,057,430	11,034,521	11,004,287	12,463,752
Stockholders’ equity	1,599,063	1,548,117	1,421,646	1,229,553	1,197,841
Performance Ratios
Return on average assets	(1.39)%	0.59%	0.40%	0.44%	0.64%
Return on average common equity	(34.07)	7.89	3.59	6.85	10.23
Net interest margin (taxable equivalent basis)	2.93	3.20	2.83	2.84	3.23
Capital Ratios
Tier 1 risk-based capital	12.16%	11.55%	12.61%	11.06%	9.71%
Total risk-based capital	13.44	12.80	13.86	12.25	10.72
Tier 1 leverage ratio	8.91	8.30	9.29	7.82	6.72
Credit Quality Data
Non-performing loans to total loans receivable	11.23%	4.49%	3.50%	2.24%	1.06%
Net charge offs to average loans held-in-portfolio	2.48	0.87	0.79	0.55	0.39
Allowance for loan losses to non-performing assets	33.77	47.95	46.04	62.79	110.18
Allowance for loan losses to year end loans held- in-portfolio	3.79	2.15	1.61	1.41	1.17
Book value per share	$7.25	$10.78	$9.42	$8.16	$8.01
Ratio of earnings to fixed charges
Including Interest on Deposits	(A )	1.13	1.12	1.14	1.23
Excluding Interest on Deposits	(A )	1.41	1.42	1.47	1.53
Ratio of earnings to fixed charges and Preferred Stock Dividends
Including Interest on Deposits	(B )	1.06	1.05	1.07	1.14
Excluding Interest on Deposits	(B )	1.16	1.14	1.20	1.29

(footnotes on following page)

Selected Financial Data

(A)	For the year ended December 31, 2009, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $270.7 million to cover fixed charges and achieve a ratio of 1:1 for 2009.

(B)	For the year ended December 31, 2009, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $317.5 million to cover fixed charges and preferred dividends and achieve a ratio of 1:1 for 2009.

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to fixed charges and Preferred Stock Dividends, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and First BanCorp’s estimate of the interest component of rental expense. Ratios are presented both including and excluding interest on deposits. The term “Preferred Stock Dividends” is the amount of pre-tax earnings that is required to pay dividends on our outstanding Preferred Stock.

LONG-TERM OBLIGATIONS AND AGGREGATE LIQUIDATION PREFERENCE OF OUTSTANDING PREFERRED STOCK

The principal balance of our long-term obligations (excluding deposits) and the aggregate liquidation preference of our outstanding preferred stock on a consolidated basis as of the end of each of the five years ended December 31, 2009 is set forth below.

	As of December 31,
	2009	2008	2007	2006	2005

		(dollars in thousands)

Long-term obligations	$3,312,516	$3,821,128	$2,730,860	$2,042,047	$3,849,275
Cumulative preferred stock	378,408	—	—	—	—
Non-cumulative preferred stock	550,100	550,100	550,100	550,100	550,100

PRO FORMA DATA FOR THE YEAR ENDED DECEMBER 31, 2009

	High		Low
	Participation		Participation
	Scenario		Scenario
	FY 09		FY 09

Net loss per common share (basic and diluted)
Net loss per common share attributable to common stockholders (basic and diluted)
Ratio of earnings to fixed charges
Including Interest on Deposits		(A)		(A)
Excluding Interest on Deposits		(A)		(A)
Ratio of earnings to fixed charges and Preferred Stock Dividends
Including Interest on Deposits		(B)		(B)
Excluding Interest on Deposits		(B)		(B)
Book value per share

(A)	For the year ended December 31, 2009, the ratio coverage was less than 1:1 The Corporation would have to generate additional earnings of $270.7 million under both, the High and Low Participation Scenarios, to achieve a ratio of 1:1 for 2009.

(B)	For the year ended December 31, 2009, the ratio coverage was less than 1:1 The Corporation would have to generate additional earnings of $296.4 million under the High Participation Scenario and of $305.8 million under the Low Participation Scenario to achieve a ratio of 1:1 for 2009.

Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offer on First BanCorp’s balance sheet as of December 31, 2009, and also describes the impact of the Exchange Offer on First BanCorp’s results of operations for the fiscal year ended December 31, 2009 assuming two different levels of participation in the Exchange Offer as discussed below.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offer been completed as of the dates indicated or that will be realized in the future when and if the Exchange Offer is completed. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the summary historical consolidated financial information included elsewhere in this prospectus and First BanCorp’s historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, which are incorporated by reference into this prospectus.

UNAUDITED PRO FORMA BALANCE SHEETS

The unaudited pro forma consolidated balance sheets of First BanCorp as of December 31, 2009 have been presented as if the Exchange Offer had been completed on December 31, 2009. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” prepared using the assumptions set forth below.

The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($495.09 million aggregate liquidation preference) for           shares of our Common Stock, and (ii) a Relevant Price of $      per share.

The “Low Participation Scenario” assumes (i) the exchange of 50% of the outstanding shares of Preferred Stock ($275.05 million aggregate liquidation preference) for           shares of our Common Stock, and (ii) a Relevant Price of $      per share.

If the Relevant Price is greater than the $      per share amount assumed in the preceding paragraph, there will be a decrease in the number of shares of Common Stock being issued and an increase in surplus, and increase in earnings per share relative to the pro forma financial statement information.

There can be no assurance that the foregoing assumptions will be realized in the future.

Unaudited Pro Forma Financial Information

HIGH PARTICIPATION SCENARIO

	Adjustments
	Actual		Pro forma
	December 31,	Exchange of	December 31,
	2009	Preferred Stock	2009

	(dollars in thousands, except per share amounts)

ASSETS
Cash and due from banks	$679,798	$	$

Money market investments:
Federal funds sold	1,140
Time deposits with other financial institutions	600
Other short-term investments	22,546

Total money market investments	24,286

Investment securities available for sale, at fair value	4,170,782
Investment securities held to maturity, at amortized cost	601,619
Other equity securities	69,930

Total investment securities	4,866,617

Loans receivable, net	13,400,331
Loans held for sale, at lower of cost or market	20,775

Total loans, net	13,421,106

Premises and equipment, net	197,965
Other real estate owned	69,304
Accrued interest receivable on loans and investments	79,867
Due from customers on acceptances	954
Accounts receivable from investment sales	—
Other assets	312,837

Total assets	$19,628,448	$	$

LIABILITIES
Deposits:
Non-interest-bearing deposits	$697,022	$	$
Interest—bearing deposits	11,972,025

Total deposits	12,669,047

Advances from the Federal Reserve	900,000
Securities sold under agreements to repurchase	3,076,631
Advances from the Federal Home Loan Bank (FHLB)	978,440
Notes payable	27,117
Other borrowings	231,959
Bank acceptances outstanding	954
Accounts payable and other liabilities	145,237

Total liabilities	18,029,385

STOCKHOLDERS’ EQUITY
Preferred stock	928,508

Common stock	102,440
Less: Treasury stock (at cost)	(9,898)

Common stock outstanding	92,542

Additional paid-in capital	134,223
Legal surplus	299,006
Retained earnings	118,291
Accumulated other comprehensive income	26,493

Total stockholders’ equity	1,599,063

Total liabilities and stockholders’ equity	$19,628,448	$	$

Book value per common share	$7.25
Tangible book value per common share	$6.76

Unaudited Pro Forma Financial Information

LOW PARTICIPATION SCENARIO

	Adjustments
	Actual		Pro forma
	December 31,	Exchange of	December 31,
	2009	Preferred Stock	2009

	(dollars in thousands, except per share amounts)

ASSETS
Cash and due from banks	$679,798	$	$

Money market investments:
Federal funds sold	1,140
Time deposits with other financial institutions	600
Other short-term investments	22,546

Total money market investments	24,286

Investment securities available for sale, at fair value	4,170,782
Investment securities held to maturity, at amortized cost	601,619
Other equity securities	69,930

Total investment securities	4,866,617

Loans receivable, net	13,400,331
Loans held for sale, at lower of cost or market	20,775

Total loans, net	13,421,106

Premises and equipment, net	197,965
Other real estate owned	69,304
Accrued interest receivable on loans and investments	79,867
Due from customers on acceptances	954
Accounts receivable from investment sales	—
Other assets	312,837

Total assets	$19,628,448	$	$

LIABILITIES
Deposits:
Non-interest-bearing deposits	$697,022	$	$
Interest—bearing deposits	11,972,025

Total deposits	12,669,047

Advances from the Federal Reserve	900,000
Securities sold under agreements to repurchase	3,076,631
Advances from the Federal Home Loan Bank (FHLB)	978,440
Notes payable	27,117
Other borrowings	231,959
Bank acceptances outstanding	954
Accounts payable and other liabilities	145,237

Total liabilities	18,029,385

STOCKHOLDERS’ EQUITY
Preferred stock	928,508

Common stock	102,440
Less: Treasury stock (at cost)	(9,898)

Common stock outstanding	92,542

Additional paid-in capital	134,223
Legal surplus	299,006
Retained earnings	118,291
Accumulated other comprehensive income	26,493

Total stockholders’ equity	1,599,063

Total liabilities and stockholders’ equity	$19,628,448	$	$

Book value per common share	$7.25
Tangible book value per common share	$6.76

Unaudited Pro Forma Financial Information

PRO FORMA EARNINGS IMPLICATIONS

The following presents the pro forma impact of the Exchange Offer on certain statement of operations items and losses per Common Share for the fiscal year ended December 31, 2009 as if the Exchange Offer had been completed on January 1, 2009. We have calculated the pro forma information below by (1) eliminating all the actual dividends in 2009 paid to holders of shares of Preferred Stock who participate at the levels assumed in each of the High Participation Scenario and the Low Participation Scenario, and (2) assuming that the new shares of our Common Stock issuable in the Exchange Offer were issued on January 1, 2009 and received dividends through August 2009. The retained earnings impact of the Exchange Offer has not been included in the analysis because it is not recurring.

	Pro forma implications
	consolidated statements of operations
		High	Low
		Participation	Participation
	Actual	Scenario	Scenario
	FY ’09	FY ’09	FY ’09

	(dollars in thousands, except per share amounts)
	(unaudited)

Interest income	$996,574	$996,574	$996,574
Interest expense	477,532	477,532	477,532

Net interest income	519,042	519,042	519,042
Provision for loan losses	579,858	579,858	579,858

Net interest income after provision for loan losses	(60,816)	(60,816)	(60,816)
Non-interest income	142,264	142,264	142,264
Non-interest expenses	352,101	352,101	352,101
Income tax expense	(4,534)	(4,534)	(4,534)

Net loss	(275,187)	(275,187)	(275,187)

Dividends to preferred stockholders(1)	42,661	21,516	30,914
Preferred stock discount accretion	4,227	4,227	4,227

Net loss attributable to common stockholders	(322,075)	(300,930)	(310,328)

Pro forma adjustments
Pro forma net loss	$(275,187)	$(275,187)	$(275,187)
Preferred stock dividends and accretion of discount	46,888	25,743	35,141
Pro forma net loss attributable to common stockholders	(322,075)	(300,930)	(310,328)
Common shares used to calculate actual net loss per common share	92,511	92,511	92,511
Common shares newly issued
Pro forma number of common shares
Pro forma net loss per common share (basic and diluted)

(1)	For the year ended December 31, 2009, preferred stock dividends include $12.6 million of Series F Preferred Stock cumulative preferred dividends not declared as of the end of the year related to the Series F Preferred Stock issued to the U.S. Treasury in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program.

Use of Proceeds

We will not receive any cash proceeds from the Exchange Offer.

Regulatory and Other Capital Ratios

The following table sets forth our capital ratios as of December 31, 2009 on an “as reported” basis, as well as on a pro forma basis after giving effect to the Exchange Offer. The pro forma ratios presented reflect: (i) completion of the Exchange Offer under the Low Participation Scenario and (ii) completion of the Exchange Offer under the High Participation Scenario. This table should be read in conjunction with the information set forth under “Selected Financial Data,” “Unaudited Pro Forma Financial Information,” “Regulatory and Other Capital Ratios” and our consolidated audited financial statements set forth in our Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference into this prospectus. See also “Risk Factors.”

REGULATORY AND OTHER CAPITAL RATIOS

	As of December 31, 2009
		Pro forma for	Pro forma for
		Exchange Offer	Exchange Offer
	As reported	(Low)(1)	(High)(2)

Total capital (Total capital to risk-weighted assets)	13.44%	13.44%	13.44%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	12.16	12.16	12.16
Leverage (Tier 1 capital to average assets)	8.91	8.91	8.91
Tangible common equity (Tangible common equity to tangible assets)	3.20	4.60	5.72
Tier 1 common (Tier 1 common equity to risk-weighted assets)	4.10	6.02	7.56

(1)	The “Low Participation Scenario” assumes (i) the exchange of 50% of the outstanding shares of Preferred Stock ($275.05 million aggregate liquidation preference) for shares of our Common Stock, and (ii) a Relevant Price of $ per share.

(2)	The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($495.09 million aggregate liquidation preference) for shares of our Common Stock, and (ii) a Relevant Price of $ per share.

RECONCILIATION OF TANGIBLE COMMON EQUITY AND TANGIBLE ASSETS

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible Assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Regulatory and Other Capital Ratios

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets as of December 31, 2009.

As of
December 31,
2009

(dollars in thousands)

Tangible Equity:
Total equity—GAAP	$1,599,063
Preferred equity	(928,508)
Goodwill	(28,098)
Core deposit intangible	(16,600)

Tangible common equity	$625,857

Tangible Assets:
Total assets—GAAP	$19,628,448
Goodwill	(28,098)
Core deposit intangible	(16,600)

Tangible assets	$19,583,750

Common shares outstanding	92,542

Tangible common equity ratio	3.20%

RECONCILIATION OF COMMON STOCKHOLDERS’ EQUITY (GAAP) TO TIER 1 COMMON EQUITY (NON-GAAP)

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by U.S. generally accepted accounting principles, or GAAP, or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program, the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios set forth in the table above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, we have procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

Regulatory and Other Capital Ratios

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP) as of December 31, 2009:

As of
December 31,
2009

(dollars in thousands)

Tier 1 Common Equity:
Total equity—GAAP	$1,599,063
Qualifying preferred stock	(928,508)
Unrealized (gain) loss on available-for-sale securities(1)	(26,617)
Disallowed deferred tax asset(2)	(11,827)
Goodwill	(28,098)
Core deposit intangible	(16,600)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(1,535)
Other disallowed assets	(24)

Tier 1 common equity	$585,854

Total risk-weighted assets	$14,303,496

Tier 1 common equity to risk-weighted assets ratio	4.10%

(1)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $111 million of the Corporation’s deferred tax assets at December 31, 2009 were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $12 million of such assets at December 31, 2009 exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $4 million of the Corporation’s other net deferred tax liability at December 31, 2009 represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

The Exchange Offer

PURPOSE AND BACKGROUND OF THE TRANSACTIONS

Purpose of the Exchange Offer

We are conducting this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. While First BanCorp is well-capitalized under regulatory standards based on ratios of Tier 1 capital to risk-weighted assets of 12.16% and Total capital to risk-weighted assets of 13.44%, each as of December 31, 2009, the restructuring of our equity components will strengthen the quality of our regulatory capital position. Furthermore, through the Exchange Offer, we are seeking to improve the Corporation’s Tier 1 common equity to risk-weighted assets ratio. In the SCAP applied to large money-center banks in the U.S., federal regulators established a 4% Tier 1 common equity to risk-weighted assets ratio as the minimum threshold to determine the potential capital needs of such banks. While the SCAP program is not applicable to us, we believe that the Tier 1 common equity ratio is being viewed by financial analysts and rating agencies as a guide for measuring the capital adequacy of banking institutions. The Exchange Offer will also improve our tangible common equity to tangible assets ratio, which is another metric used by financial analysts to determine a bank’s capital requirements. As of December 31, 2009, our Tier 1 common equity ratio was 4.10% and our tangible common equity ratio was 3.20%. See “Regulatory and Other Capital Ratios—Reconciliation of Tangible Common Equity and Tangible Assets” and “Regulatory and Other Capital Ratios—Reconciliation of Common Stockholders’ Equity (GAAP) to Tier 1 Common Equity (Non-GAAP).” We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. Moreover, by conducting the Exchange Offer, we will be in a better position to meet any new capital requirements. Our Tier 1 common equity would be strengthened by up to approximately $      based on the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” herein).

The issuance of Common Stock in connection with the Exchange Offer and any additional Common Stock issuances, including any issuance of additional shares of Common Stock in a possible offering or to BNS pursuant to its anti-dilution right, right of first refusal or otherwise, will likely be highly dilutive to our common stockholders and may adversely affect the market price of our Common Stock. In addition, our federal banking regulators are re-emphasizing the importance of a number of risk, capital and liquidity management issues and are requiring banking institutions to maintain enhanced internal management processes geared towards achieving and maintaining capital levels that are commensurate with business activities and risks of all types. To the extent the Exchange Offer is successful, the Corporation will be in a better position to satisfy any additional government regulation that may be imposed. On December 17, 2009, federal banking regulators released their plans to strengthen capital, liquidity and risk management standards. The proposals are intended to address what some view as shortcomings in the currently implemented capital, liquidity and risk management standards, which, in the view of the regulators, did not require sufficient capital reserves for the larger banks to withstand the recent financial crisis. The new proposal would establish a global leverage ratio, a new definition of core capital and new standards for measuring liquidity risks for internationally active banks and ensure sufficient liquidity in times of crisis. The proposals did not cite specific numbers for the leverage ratio or the new core capital requirements. These proposals are preliminary and are to be finalized by year-end 2010, with a goal of phasing in new requirements by the end of 2012. If the Exchange Offer is successful, we believe the Corporation will be in a better position to satisfy any additional capital requirements that may be imposed.

The Exchange Offer

Impact of the Issuance of Additional Shares of Common Stock on Existing Holders of Common Stock

The resulting capital issuances in the Exchange Offer and any additional Common Stock issuances, including any issuance of additional shares of Common Stock to BNS pursuant to its anti-dilution right, right of first refusal or otherwise, will likely be highly dilutive to our common stockholders and may adversely affect the market price of our Common Stock.

TERMS OF THE EXCHANGE OFFER

Generally

We are offering to issue up to 130,835,337 newly issued shares of our Common Stock, which we refer to as the Maximum Exchange Amount, in exchange for any and all issued and outstanding shares of Preferred Stock (subject to proration, as described below), validly tendered and not validly withdrawn, on or prior to the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment). You may exchange any or all of your shares of Preferred Stock in the Exchange Offer, subject to proration. All shares of Preferred Stock accepted for exchange in the Exchange Offer will be retired by our board of directors and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Even if we issue the maximum number of shares of our Common Stock in the Exchange Offer, given the continuing difficult economic conditions in Puerto Rico and the other markets in which we operate and the potential for future credit losses, the Corporation is evaluating its capital needs and, upon completing that analysis, the Corporation expects to undertake efforts to raise capital through a sale of additional shares of Common Stock in an offering in 2010.

If BNS continues to own at least 5% of our outstanding shares of Common Stock at that time, BNS could exercise its anti-dilution right and right of first refusal in connection with any such offering. No assurance can be given that any issuance of shares of Common Stock in an offering will be possible at an acceptable price, or that BNS will exercise its anti-dilution right or right of first refusal in the event of an offering, or that the Federal Reserve will approve any such purchase by BNS. If BNS exercises its anti-dilution right or right of first refusal in connection with an offering, the NYSE listing requirements may require us to, once again, seek stockholder approval of the issuance of shares of our Common Stock to BNS.

Further, in order to issue additional shares of Common Stock either in an offering or to BNS pursuant to its anti-dilution right or right of first refusal with respect to such an offering or otherwise, we will be required to seek approval of our stockholders to an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock.

Offer Consideration

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the Exchange Value set forth in the table below. We refer to the number of shares of our Common Stock we will issue for each share of Preferred Stock we accept in the Exchange Offer as the “exchange ratio” applicable to such share of Preferred Stock and we will round the exchange ratio down to four decimal places. As used in this prospectus:

➢	The “Relevant Price” will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock, determined as described below, during the five

The Exchange Offer

trading-day period ending on the second business day immediately preceding the expiration date of the Exchange Offer, and (2) the “Minimum Share Price” of $ per share of our Common Stock;

➢	Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period; and

➢	VWAP for any day means the per share volume weighted average price of our Common Stock on the NYSE from 9:30 a.m. to 4:00 p.m., New York City time, on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page FBP US VAP (or its equivalent successor page if such page is not available) in respect of the period from the scheduled opening of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

In addition, depending upon fluctuations in the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue on the settlement date in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value.

Set forth below is a table that shows, with respect to each series of Preferred Stock, the aggregate liquidation preference outstanding, the liquidation preference per share of Preferred Stock and the applicable Exchange Value that we are offering in exchange for each share of Preferred Stock.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$

If the aggregate liquidation preference of all shares of Preferred Stock tendered in the Exchange Offer would result in the issuance, upon completion of the Exchange Offer, of a number of shares of our Common Stock in excess of the Maximum Exchange Amount, we will accept for tender only that number of shares of Preferred Stock that will ensure that the Maximum Exchange Amount is not exceeded in the Exchange Offer and we will have to reduce (on a prorated basis) the number of shares of Preferred Stock that we accept in the exchange offer to remain within this limit.

Publication of Exchange Ratio Information

Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price, and the indicative exchange ratios will be available at          and from the Information Agent, at the number listed on the back cover page of this prospectus. We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at           and

The Exchange Offer

from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

The following summarizes the exchange ratio information that will be available during the Exchange Offer:

➢	By 4:30 p.m., New York City time, on each trading day before the five trading-day period referred to in the next bullet, the web page referred to above will show an indicative exchange ratio for each series of Preferred Stock calculated using VWAP for that day and the immediately preceding four trading days (as though that day were the second business day prior to the expiration date).

➢	During the five trading-day period ending two business days immediately preceding the expiration date, the web page referred to above will show indicative exchange ratios for each series of Preferred Stock using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

-	On the first trading day of that five trading-day period, indicative ratios will reflect actual “Intra-day VWAP” during the elapsed portion of that day.

-	On each subsequent trading day during that five trading-day period, indicative ratios will reflect the arithmetic average of VWAP on the preceding trading days in that five trading-day period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the five trading-day period the arithmetic average will equal (i) the combined VWAP for the preceding four trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (ii) five.

➢	The five-day VWAP period will end two business days immediately preceding the expiration date.

➢	“Intra-day VWAP” at any time on any day means the volume weighted average price of one share of Common Stock on the NYSE for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the last five trading-days will reflect a 20-minute reporting delay.

➢	We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at . No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

➢	At any time during the Exchange Offer, you may also contact the Information Agent to obtain the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price and the indicative exchange ratios (and, once it is determined, the final exchange ratio for Preferred Stock) at its toll-free number provided on the back cover page of this prospectus.

CONDITIONS OF THE EXCHANGE OFFER

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue shares of our Common Stock in respect of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our Common Stock in respect of, any shares of Preferred Stock so tendered in the Exchange Offer, if, in our reasonable judgment (as applicable), any of the following conditions exist with respect to the Exchange Offer prior to the expiration date:

➢	we do not receive the necessary stockholder approval to the issuance of up to 130,835,337 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the issuance of up to 14,530,588 additional shares of Common Stock to BNS (if it exercises its anti-dilution right under

The Exchange Offer

the Stockholder Agreement) at our 2010 annual meeting of stockholders in an amount equal to a majority of the votes cast, provided that the total votes cast at the annual meeting represent more than 50% of the total number of shares of Common Stock outstanding;

➢	there has been instituted, threatened in writing or be pending, any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve) that challenges the Exchange Offer or otherwise relates in any manner to the Exchange Offer that, in our reasonable judgment, does, could or could reasonably be expected to (a) prohibit, prevent or delay completion of the Exchange Offer, (b) materially impair the contemplated benefits to us of the Exchange Offer, or otherwise result in the completion of the Exchange Offer not being, or to not reasonably be likely to be, in our best interest, or (c) have a material adverse effect on the business, financial condition, operations or prospects of First BanCorp and its subsidiaries, taken as a whole (any of the effects described in clause (a), (b) or (c), a “Material Adverse Effect”);

➢	there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), any order, statute, rule, regulation, judgment, injunction, stay, decree or executive order, or any change in the interpretation of any of the foregoing, that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

➢	there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable to First BanCorp any change in U.S. GAAP that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

➢	there has occurred, or is reasonably likely to occur, any Material Adverse Effect; or

➢	there has occurred:

-	any general suspension of, or limitation on, prices for trading in securities in the United States securities or financial markets;

-	any material adverse change in the price of our Common Stock in the United States securities or financial markets;

-	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Puerto Rico;

-	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, or other event that, in our reasonable judgment, would, or would be reasonably likely to, affect the extension of credit by banks or other lending institutions; or

-	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition to the conditions described above, and notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Common Stock in respect of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our Common Stock in respect of, any shares of Preferred Stock so tendered in the Exchange Offer unless the registration statement of which this prospectus forms a part remains effective and no stop order suspending the effectiveness of the registration statement and no proceeding for that purpose has been instituted or is pending, or, to our knowledge, is contemplated or threatened by the SEC.

The Exchange Offer

All conditions to the Exchange Offer must be satisfied or waived prior to the applicable expiration date. The Exchange Offer is not subject to any minimum tender condition.

We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer and to reject for exchange any of the shares of Preferred Stock not previously accepted for exchange upon the occurrence of any of the conditions to the Exchange Offer, as specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions of the Exchange Offer, in whole or in part (including the right to waive a particular condition with respect to the Exchange Offer), except as to the requirements that the holders of the Common Stock approve the issuance of the Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the issuance of additional shares of Common Stock to BNS if it exercises its anti-dilution right and that the registration statement remain effective, which conditions we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them with respect to the Exchange Offer, regardless of the circumstances that may give rise to them, or waive them in whole or in part with respect to the Exchange Offer at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights with respect to the Exchange Offer, this failure will not constitute a waiver of such right with respect to the Exchange Offer. The conditions to the Exchange Offer, other than those dependent upon the receipt of necessary stockholder and government approvals to consummate the Exchange Offer, if any, must be satisfied or otherwise waived by us on or prior to the expiration date.

PRORATION

We will issue no more than the Maximum Exchange Amount in the Exchange Offer. Depending on the number of shares of our Preferred Stock tendered in the Exchange Offer, we may have to prorate tendered shares of Preferred Stock to remain within this limit. Proration for each holder validly tendering Preferred Stock will be based on the proration factor of (i) the aggregate liquidation preference of all five series of Preferred Stock, treated together, tendered in the Exchange Offer that would result in the issuance, upon completion of the Exchange Offer, of a number of shares of Common Stock equal to the Maximum Exchange Amount to (ii) the aggregate liquidation preference of all five series of Preferred Stock, treated together, validly tendered by all holders. The proration factor will be applied to determine the total liquidation preference of Preferred Stock that will be accepted for exchange from each holder pursuant to the Exchange Offer. In the event that proration of the Preferred Stock is required, we will determine the final proration factor promptly after the expiration date and such information will be available at           and from the Information Agent. Any Preferred Stock not accepted for exchange as a result of proration will be promptly returned following the expiration or termination, as applicable, of the Exchange Offer.

The following table shows the percentage of tendered Preferred Stock that will be accepted at various assumed participation levels:

Liquidation preference
Liquidation preference of preferred stock tendered	Proration factor%	accepted

(in millions)

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

The Exchange Offer will expire at 11:59 p.m., New York City time, on          , unless extended or earlier terminated by us. The term “expiration date” means such date and time or, if the Exchange

The Exchange Offer

Offer is extended, then the latest date and time to which the Exchange Offer is so extended. In any event, we will hold the Exchange Offer open for at least 20 business days.

We reserve the right to extend the period of time that the Exchange Offer is open, if we elect to extend the Exchange Offer, and delay acceptance for exchange of the shares of Preferred Stock tendered in the Exchange Offer, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares of Preferred Stock previously tendered and not validly withdrawn in the Exchange Offer will remain subject to the Exchange Offer, and subject to your right to withdraw the shares of Preferred Stock in accordance with the terms of the Exchange Offer. We also reserve the right to waive any and all conditions to or amend the Exchange Offer in any respect, including amending the Exchange Value or the Minimum Share Price, or to terminate the Exchange Offer.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of the Exchange Offer for any reason, any shares of Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer, or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding such changes.

FRACTIONAL SHARES

No fractional shares of our Common Stock will be issued in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

PROCEDURES FOR TENDERING SHARES OF PREFERRED STOCK

Generally

In order to receive shares of our Common Stock in exchange for your shares of Preferred Stock, you must validly tender your shares of Preferred Stock prior to the expiration date, and not validly withdraw them.

If you hold your shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, in order to validly tender shares of Preferred Stock in the Exchange Offer, you must follow the instructions provided by your broker, securities dealer, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering your shares of Preferred Stock, in order to enable your broker, securities dealer, custodian, commercial bank, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for your broker, securities dealer, custodian, commercial bank, trust company or other nominee to validly tender shares of Preferred Stock in the Exchange Offer, such broker, securities dealer,

The Exchange Offer

custodian, commercial bank, trust company or other nominee must deliver to the Exchange Agent via DTC an electronic message that will contain:

➢	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

➢	a timely confirmation of book-entry transfer of your shares of Preferred Stock into the Exchange Agent’s account.

On the date of any tender for exchange, if your interest is in certificated form, you must do each of the following in order to validly tender for exchange:

➢	complete and manually sign the accompanying letter of transmittal provided by the Exchange Agent, or a facsimile of the exchange notice, and deliver the signed letter to the Exchange Agent;

➢	surrender the certificates of your shares of Preferred Stock to the Exchange Agent;

➢	if required, furnish appropriate endorsements and transfer documents; and

➢	if required, pay all transfer or similar taxes.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or call the Information Agent.

Tendering your shares of Preferred Stock pursuant to any of the procedures described herein, and acceptance thereof by us for exchange, will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Exchange Offer. By executing the accompanying letter of transmittal (or by tendering shares of Preferred Stock through book-entry transfer), and subject to and effective upon acceptance for exchange of, and issuance of shares of our Common Stock for, the shares of Preferred Stock tendered therewith, you, among other things: (i) irrevocably sell, transfer, convey and assign to or upon the order of First BanCorp, all right, title and interest in and to the shares of Preferred Stock tendered thereby; (ii) waive any and all other rights with respect to such shares of Preferred Stock (including with respect to any existing or past defaults and their consequences in respect of such shares of Preferred Stock and any undeclared dividends or unpaid distributions, as applicable); and (iii) release and discharge First BanCorp and its subsidiaries from any and all claims that you may have now, or may have in the future, arising out of, or related to, such shares of Preferred Stock, including any claims that you are entitled to receive additional payments with respect to such shares of Preferred Stock or to participate in any redemption or defeasance of such shares of Preferred Stock. Further, by executing the accompanying letter of transmittal (or by tendering shares of Preferred Stock through book-entry transfer), and subject to and effective upon acceptance for exchange of the shares of Preferred Stock tendered therewith, you irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact with respect to any such tendered shares of Preferred Stock, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such shares of Preferred Stock, or transfer ownership of such shares of Preferred Stock on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to First BanCorp, (b) present such shares of Preferred Stock for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such shares of Preferred Stock (except that the Exchange Agent will have no rights to, or control over, the shares of our Common Stock issued in respect of such shares of Preferred Stock, except (A) as described in the accompanying letter of transmittal or (B) as your agent, all in accordance with the terms of the applicable Exchange Offer).

The Exchange Offer

In all cases, exchange of shares of Preferred Stock accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent or confirmation of book-entry transfer of such shares of Preferred Stock, a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

Tender of Shares of Preferred Stock Held Through DTC

DTC participants must electronically transmit their acceptance of an Exchange Offer by causing DTC to transfer their shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering shares of Preferred Stock that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Exchange Offer, as set forth in this prospectus and the accompanying letter of transmittal and that we may enforce such agreement against such participant. You should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the expiration date. Tenders not received by the Exchange Agent on or prior to the expiration date will be disregarded and have no effect.

Signature Guarantees

Signatures on the accompanying letter of transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17A(d)-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such accompanying letter of transmittal is signed by the registered holder of the shares of Preferred Stock tendered therewith and the Common Stock issued in exchange for shares of Preferred Stock is to be issued in the name of and delivered to, or if any shares of Preferred Stock not accepted for exchange are to be returned to, such holder or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Institution.

Book-Entry Transfer

The Exchange Agent, promptly after the date of this prospectus (to the extent such arrangements have not been previously made), will establish and maintain an account with respect to the shares of Preferred Stock at DTC, and any financial institution that is a DTC participant and whose name appears on a security position listing as the owner of shares of Preferred Stock may make book-entry delivery of such shares of Preferred Stock by causing DTC to transfer such shares of Preferred Stock into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer of shares of Preferred Stock into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Although delivery of shares of Preferred Stock may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this prospectus on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The Exchange Offer

Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of shares of Preferred Stock will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of shares of Preferred Stock will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of shares of Preferred Stock that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares of Preferred Stock.

Any defect or irregularity in connection with tenders of shares of Preferred Stock must be cured within such time as we determine, unless waived by us. Tenders of shares of Preferred Stock shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of shares of Preferred Stock. None of First BanCorp, the Exchange Agent and the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in the tenders of shares of Preferred Stock, or will incur any liability to holders for failure to give any such notice.

Guaranteed Delivery

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the Exchange Agent after the expiration date will be disregarded and have no effect.

WITHDRAWAL OF TENDERS

You may withdraw your tender of shares of Preferred Stock at any time prior to the expiration date. In addition, if not previously returned, you may withdraw shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days following commencement of the Exchange Offer. For a withdrawal to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with DTC’s procedures or, in the case of a withdrawal of shares of Preferred Stock tendered in certificated form, a written notice of withdrawal, sent by facsimile, receipt confirmed by telephone, or letter before the expiration date. Any notice of withdrawal must:

➢	specify the name of the person that tendered the shares of Preferred Stock to be withdrawn;

➢	identify the shares of Preferred Stock to be withdrawn and the liquidation preference of such shares of Preferred Stock;

➢	include a statement that the holder is withdrawing its election to exchange the shares of Preferred Stock; and

➢	be signed by the holder in the same manner as the original signature on the accompanying letter of transmittal by which such shares of Preferred Stock were tendered or otherwise as described above, including any required signature guarantee.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Preferred Stock or otherwise comply with DTC’s procedures.

Any shares of Preferred Stock withdrawn will not have been validly tendered for purposes of the Exchange Offer. Any shares of Preferred Stock that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Preferred Stock may be re-tendered by following one of the procedures described under “Procedures for Tendering Shares of Preferred Stock.”

The Exchange Offer

If you wish to withdraw shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, you should contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee for instructions on how to withdraw your shares of Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth certain information as of January 15, 2010 with respect to shares of our Common Stock and Preferred Stock beneficially owned (unless otherwise indicated in the footnotes) by: (1) each person known to the Corporation to be the beneficial owner of more than 5% of the Common Stock of the Corporation; (2) each director and executive officer named in the Summary Compensation Table in our most recent proxy statement (the “Named Executive Officers”); and (3) all directors and executive officers of the Corporation as a group. This information has been provided by each of the directors and executive officers at the request of the Corporation or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Except as set forth below, neither we nor, to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) own any shares of Preferred Stock or (b) have effected any transactions involving the shares of Preferred Stock during the 60-day period prior to the date of this prospectus.

Beneficial Owners of More Than 5% of Common Stock(1)

Name and address	Number of shares		Percentage(2)

The Bank of Nova Scotia	9,250,450	(3)	10.00%
44 King Street West 6th Fl. Toronto, Canada M5H 1H1
FMR LLC	7,300,000	(4)	7.89%
82 Devonshire Street Boston, MA 02109
Angel Alvarez-Pérez	6,360,518	(5)	6.87%
Condominio Plaza Stella Apt.1504 Avenida Magdalena 1362 San Juan, Puerto Rico 00907
BlackRock, Inc.	6,220,207	(6)	6.72%
40 East 52nd Street New York, NY 10022
First Trust Portfolios L.P.	4,676,229	(7)	5.05%
120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187

(1)	This table excludes shares that the U.S. Treasury may acquire at any time pursuant to the warrant it acquired in January 2009.

(2)	Based on 92,542,722 shares of Common Stock outstanding as of March 4, 2010.

(footnotes continued on following page)

The Exchange Offer

(3)	On August 24, 2007, the Corporation entered into a Stockholder Agreement with BNS, which completed a private placement of 9,250,450 shares of Common Stock at a price of $10.25 per share pursuant to the terms of an investment agreement dated February 15, 2007. BNS filed a Schedule 13D on September 4, 2007 reporting the 10% or 9,250,450 shares beneficial ownership of the Corporation as of August 24, 2007 and reported that it possessed sole voting power and sole dispositive power over 9,250,450 shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010 in which FMR LLC reported aggregate beneficial ownership of 7,300,000 shares of the Corporation as of December 31, 2009. FMR LLC reported that it possessed sole power to dispose or to direct the disposition of 7,300,000 shares. FMR LLC reported that it did not possess sole power to vote or direct the vote of any shares beneficially owned.

(5)	Based solely on a Schedule 13D/A filed with the SEC on May 13, 2009 by Mr. Angel Àlvarez-Pérez in which Mr. Àlvarez-Pérez reported aggregate beneficial ownership of 6,360,518 shares of the Corporation. Mr. Àlvarez-Pérez reported that he possessed sole voting power and sole dispositive power over 6,339,218 shares and shared voting power and dispositive power over 21,300 shares.

(6)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 in which BlackRock, Inc. reported aggregate beneficial ownership of 6,220,207 shares of the Corporation as of December 31, 2009. BlackRock, Inc. reported that it possessed sole voting power and sole dispositive power over 6,220,227 shares.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2010 in which First Trust Portfolios L.P. and certain of its affiliates reported aggregate beneficial ownership of 4,676,229 shares of the Corporation as of December 31, 2009. First Trust Portfolios L.P. and certain of its affiliates reported that they possessed shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition over 4,676,229 shares.

Beneficial Ownership of Common Stock by Directors, Named Executive Officers and Directors and Executive Officers as a Group

	Amount and nature of		Percent of
Name of beneficial owner	beneficial ownership(1)		class

Directors:
Aurelio Alemán	872,000		*
José Menéndez-Cortada	45,896		*
Jorge L. Díaz	62,737	(2)	*
José Ferrer-Canals	5,527		*
Sharee Ann Umpierre-Catinchi	81,677	(3)	*
Fernando Rodríguez-Amaro	32,207		*
Héctor M. Nevares	4,543,396	(4)	4.91%
Frank Kolodziej	2,762,483		2.99%
José F. Rodríguez	324,077		*
Luis Beauchamp(5)	17,000		*
Named Executive Officers:
Orlando Berges	10,000		*
Lawrence Odell	225,000		*
Randolfo Rivera	406,450		*
Calixto García-Velez	—		*
Fernando Scherrer(6)	47,500		*
All directors and executive officers as a group (19 persons)	9,875,658		10.48%

*	Represents less than 1% of our outstanding Common Stock.

(footnotes continued on following page)

The Exchange Offer

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable as of January 15, 2010 or within 60 days after that date, as follows: Mr. Alemán, 672,000; Mr. Odell, 175,000; Mr. Rivera, 382,110; and 1,678,110 shares for all current directors and executive officers as a group. Also, it includes shares granted under the First BanCorp 2008 Omnibus Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Menéndez-Cortada, 2,685; Mr. Díaz-Irizarry, 2,685; Mr. Ferrer-Canals, 2,685; Ms. Umpierre-Catinchi, 2,685; Mr. Rodríguez-Amaro, 2,685; Mr. Nevares, 2,685; Mr. Kolodziej, 2,685; and Mr. Rodríguez, 2,685; which represent 21,480 shares for all current directors and executive officers as a group. The amount does not include shares of Common Stock acquired through the Corporation’s Defined Contribution Plan pursuant to which participants may acquire units equivalent to shares of Common Stock through a unitized stock fund.

(2)	This amount includes 22,460 shares owned separately by his spouse.

(3)	This amount includes 9,000 shares owned jointly with her spouse.

(4)	This amount includes 3,941,459 shares owned by Mr. Nevares’ father over which he has voting and investment power as attorney-in-fact.

(5)	Mr. Beauchamp resigned as Chief Executive Officer of the Corporation on September 28, 2009.

(6)	Mr. Scherrer resigned as Chief Financial Officer of the Corporation on July 31, 2009.

Beneficial Ownership of Preferred Stock by Directors and Executive Officers

		Amount of beneficial ownership
			Number of
			preferred
			shares
			beneficially	Percent
Name	Position	Title of securities	owned	of class

José Menéndez-Cortada	Chairman of the Board of Directors	Series A Preferred Stock	1,500	*
		Series B Preferred Stock	500	*
		Series C Preferred Stock	2,000	*
		Series D Preferred Stock	6,000	*
Jorge L. Díaz	Director	Series B Preferred Stock	2,150	*
Sharee Ann Umpierre-Catinchi	Director	Series E Preferred Stock	92,000	1.21%
Héctor M. Nevares	Director	Series A Preferred Stock	18,000(1)	*
		Series B Preferred Stock	73,300(2)	2.44%
		Series C Preferred Stock	22,000	*
		Series D Preferred Stock	82,800(3)	2.25%
Dacio Pasarell	Executive Vice President	Series D Preferred Stock	300	*
		Series E Preferred Stock	4,300	*

*	Represents less than 1% of applicable class of Preferred Stock.

(1)	This amount includes 8,000 shares held in a trust for the benefit of Mr. Nevares’ parents over which Mr. Nevares has voting and investment power as trustee.

(2)	This amount includes 20,000 shares owned by Mr. Nevares’ parents over which he has voting and investment power as attorney-in-fact.

(3)	This amount includes 6,400 shares owned by Mr. Nevares’ parents over which he has voting and investment power as attorney-in-fact.

The Exchange Offer

José Menéndez-Cortada, Jorge L. Díaz, Sharee Ann Umpierre-Catinchi, Héctor M. Nevares and Dacio Pasarell have not advised us whether they will participate in the Exchange Offer.

CONSEQUENCES OF NOT EXCHANGING SHARES OF PREFERRED STOCK OR RETENTION OF SHARES OF PREFERRED STOCK AS A RESULT OF PRORATION

Shares of Preferred Stock not exchanged in the Exchange Offer or retained as a result of proration will remain outstanding after completion of the Exchange Offer. The reduction in the number of shares available for trading after completing the Exchange Offer, our suspension of the payment of dividends on Preferred Stock since August 2009, and our delisting of any remaining shares of Preferred Stock from trading on the NYSE and, to the extent permitted by law, any such remaining shares under the Exchange Act may have a significant and adverse effect on the liquidity of any trading market for, and the price of, such shares of Preferred Stock and may result in the shares of Preferred Stock being illiquid for an indefinite period of time.

NO APPRAISAL/DISSENTERS’ RIGHTS

No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the Exchange Offer.

ACCOUNTING TREATMENT

We will derecognize the net carrying amount of the shares of Preferred Stock (currently recorded as stockholders’ equity) tendered for Common Stock. The excess of the carrying amount of the shares of Preferred Stock retired over the fair value of the Common Stock issued will be recorded in retained earnings and will result in a decrease in net losses per common share. The excess of the fair value over the par value of the Common Stock issued will be recorded in surplus. The par value of $1.00 per share will be recorded in the Common Stock caption in our balance sheet.

SECURITIES ISSUABLE IN THE EXCHANGE OFFER

The following table shows the approximate number of shares that could be issued in connection with the Exchange Offer assuming that the Relevant Price is based on the Minimum Share Price of $      per share.

		Number of securities	Number of securities
		issuable (assuming	issuable (assuming
		% participation in	% participation in
Transaction	Security	Exchange Offer)(1)(2)	Exchange Offer)(1)(2)

Exchange Offer(1)	Common Stock	million	million

(1)	As of March 4, 2010, 92,542,722 shares of our Common Stock were outstanding.

(2)	million shares will be issued assuming % participation in Exchange Offer and million shares will be issued assuming % participation in Exchange Offer, assuming, in each case, a $ Relevant Stock Price.

SUBSEQUENT REPURCHASES

Following completion of the Exchange Offer, we may repurchase additional shares of Preferred Stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 13e-4 and 14e-5 generally prohibit us and our affiliates from purchasing any shares of Preferred Stock other than pursuant to the Exchange Offer until 10 business days after the expiration date, although there are

The Exchange Offer

some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

SOLICITING DEALER FEE

With respect to any tender of a series of shares of Preferred Stock, we will pay the relevant soliciting dealer a fee not to exceed 0.50% of the aggregate liquidation preference or liquidation amount, as applicable, of all securities accepted for exchange (the “Soliciting Dealer Fee”). In order to be eligible to receive the Soliciting Dealer Fee, a properly completed soliciting dealer form must be delivered by the relevant soliciting dealer to the Exchange Agent prior to the expiration date. We will, in our sole discretion, determine whether a broker has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Other than the foregoing, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Dealer Manager, the Information Agent and the Exchange Agent, in connection with the Exchange Offer.

A soliciting dealer is a retail broker designated in the soliciting dealer form and is:

➢	a broker or dealer in securities which is a member of any national securities exchange in the United States or of FINRA; or

➢	a bank or trust company located in the United States.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Exchange Offer consist solely of forwarding to clients materials relating to the Exchange Offer and tendering shares of Preferred Stock as directed by beneficial owners thereof. Each soliciting dealer will confirm that each holder of shares of Preferred Stock that it solicits has received a copy of this prospectus or concurrently with such solicitation provide the holder with a copy of this prospectus. No soliciting dealer is required to make any recommendation to holders of shares of Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Exchange Offer included any activities other than those described in this paragraph. For all purposes noted in materials relating to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing shares of Preferred Stock tendered” or “forwarding to customers material regarding the Exchange Offer.”

Soliciting dealers are not entitled to a Soliciting Dealer Fee with respect to shares of Preferred Stock beneficially owned by such soliciting dealer or with respect to any shares of Preferred Stock that are registered in the name of a soliciting dealer unless such shares of Preferred Stock are held by such soliciting dealer as nominee and are tendered for the beneficial owner of such shares of Preferred Stock.

Soliciting dealers should take care to ensure that proper records are kept to document their entitlement to any Soliciting Dealer Fee. We and the Exchange Agent reserve the right to require additional information at our discretion, as deemed warranted.

EXCHANGE AGENT

BNY Mellon Shareowner Services is the Exchange Agent for the Exchange Offer. References to “the Exchange Agent” shall be deemed to refer to BNY Mellon Shareowner Services. Letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of shares of Preferred Stock, or a beneficial owner’s broker, securities dealer, custodian, commercial bank, trust company or other nominee to the Exchange Agent at the address listed on the back cover page of this prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The Exchange Offer

INFORMATION AGENT

BNY Mellon Shareowner Services is the Information Agent for the Exchange Offer. References to the “Information Agent” shall be deemed to refer to BNY Mellon Shareowner Services. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this prospectus or the accompanying letter of transmittal should be directed to the Information Agent at the address and telephone number on the back cover page of this prospectus. Holders of shares of Preferred Stock may also contact their broker, securities dealer, custodian, commercial bank, trust company or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

DEALER MANAGER

The Dealer Manager for the Exchange Offer is UBS Securities LLC. As Dealer Manager for the Exchange Offer, it will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including, but not limited to, soliciting tenders of shares of Preferred Stock pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with brokers, securities dealers, custodians, commercial bank, trust companies, nominees and other persons, including the holders of the shares of Preferred Stock. We will pay the Dealer Manager reasonable and customary fees for its services, will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, and indemnify the Dealer Manager against certain liabilities in connection with the Exchange Offer, including certain liabilities under Federal securities laws.

TRANSFER TAXES

We will pay all transfer taxes, if any, imposed by the United States and Puerto Rico or any jurisdiction therein with respect to the exchange of shares of Preferred Stock pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer or by any jurisdiction outside the United States or Puerto Rico, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

BROKERAGE COMMISSIONS

Holders that tender their shares of Preferred Stock to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its broker, securities dealer, custodian, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions to its broker, securities dealer, custodian, commercial bank, trust company or other nominee.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders of the shares of Preferred Stock. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

FAIRNESS OPINION

We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the shares of Preferred Stock for purposes of

The Exchange Offer

negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value of the shares of Preferred Stock tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

CERTAIN MATTERS RELATING TO NON-U.S. JURISDICTIONS

Although First BanCorp will mail this prospectus to holders of the shares of Preferred Stock to the extent required by U.S. law, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy securities in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. First BanCorp has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender shares of Preferred Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for First BanCorp to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Common Stock that may apply in their home countries. First BanCorp and the Dealer Manager cannot provide any assurance about whether such limitations may exist.

Anti-dilution Rights That May Be Triggered by the Exchange Offer

Both BNS and the U.S. Treasury have anti-dilution rights.

As of March 4, 2010, BNS, a large financial institution with international operations, is the beneficial owner of 9,250,450 shares, or approximately 10%, of our Common Stock. In connection with our sale in 2007 of these shares of Common Stock to BNS at a price of $10.25 per share, we and BNS entered into the Stockholder Agreement.

Pursuant to the terms of the Stockholder Agreement, for as long as BNS beneficially owns at least 5% of our outstanding Common Stock, BNS has an anti-dilution right and a right of first refusal. In addition, under the Stockholder Agreement, BNS is entitled to designate an observer who may attend all meetings of our and our material subsidiaries’ boards of directors and receive all of the information provided to the members of those boards of directors, except information relating to specified matters that could be of competitive benefit to BNS’s Puerto Rico and British Virgin Islands banking operations. Pursuant to the Federal Reserve’s Order approving BNS’s acquisition of our Common Stock in 2007, BNS is required to file an application and receive the Federal Reserve’s approval before it may directly or indirectly acquire additional shares of First BanCorp or attempt to exercise a controlling influence over First BanCorp. As a result, if BNS desires to exercise its anti-dilution right or right of first refusal or otherwise purchase additional shares of our Common Stock, BNS will be required to obtain the consent of the Federal Reserve.

If we were to issue the Maximum Exchange Amount in the Exchange Offer, BNS would be entitled under the anti-dilution right to acquire up to 14,530,588 additional shares of our Common Stock at a price equal to the price per share at which the shares of our Common Stock were issued in the Exchange Offer, subject to the consent of the Federal Reserve. If BNS declines to exercise its anti-dilution right and we issued the maximum number of shares in the Exchange Offer, BNS’s beneficial ownership would be reduced to approximately 4%. BNS has not informed us whether it will exercise its anti-dilution right under the Stockholder Agreement.

Any sale of additional shares of our Common Stock to BNS pursuant to its anti-dilution right, right of first refusal or otherwise requires the prior approval of our stockholders under the listing requirements of the NYSE unless the sale is at a price in cash at least as great as the higher of the book or market value of our Common Stock, provided that the number of shares to be issued does not exceed 5% of the number of our shares of Common Stock before the issuance. Accordingly, we plan to seek stockholder approval of the possible issuance of shares of our Common Stock to BNS in connection with the Exchange Offer along with stockholder approval of the issuance of the maximum number of shares of our Common Stock being offered in the Exchange Offer.

In addition, in January 2009, in connection with our issuance of Series F Preferred Stock to the U.S. Treasury, we also issued to the U.S. Treasury a warrant to purchase 5,842,259 shares of the Corporation’s common stock at an exercise price of $10.27 per share. The warrant has a 10-year term and is exercisable at any time. The exercise price and the number of shares issuable upon exercise of the warrant are subject to an anti-dilution right. This right will be triggered if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock as determined pursuant to the terms of the warrant. If the U.S. Treasury’s anti-dilution right is triggered, the Corporation will need to adjust the exercise price for and the number of shares underlying the warrant. At this time, because the terms of the Exchange Offer have not been determined, the Corporation cannot determine whether it will need to adjust the exercise price for and number of shares underlying the warrant pursuant to the anti-dilution provision.

Market Price, Dividend and Distribution Information

MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK

Our Common Stock is currently listed on the NYSE under the symbol “FBP.” As of March 4, 2010, we had 92,542,722 shares of our Common Stock outstanding, held by approximately 540 holders of record. On February 1, 2010, the date we announced our intent to conduct the Exchange Offer, the closing sales price of our Common Stock on the NYSE was $2.37 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock and the cash dividends declared per share of the Common Stock.

	Share prices				Cash dividends
	High		Low		declared per share

2010
First Quarter (through , 2010)	$		$		$0.00	*
2009
Fourth Quarter ended December 31, 2009		$3.03		$1.47	$0.00	*
Third Quarter ended September 30, 2009		4.31		2.81	0.00	*
Second Quarter ended June 30, 2009		7.64		3.94	0.07
First Quarter ended March 31, 2009		11.20		3.43	0.07
2008
Fourth Quarter ended December 31, 2008		$12.17		$7.57	$0.07
Third Quarter ended September 30, 2008		14.00		5.62	0.07
Second Quarter ended June 30, 2008		11.29		6.28	0.07
First Quarter ended March 31, 2008		11.11		7.26	0.07
2007
Fourth Quarter ended December 31, 2007		$10.42		$6.07	$0.07
Third Quarter ended September 30, 2007		11.20		8.11	0.07
Second Quarter ended June 30, 2007		13.77		10.94	0.07
First Quarter ended March 31, 2007		13.87		8.93	0.07

*	Cash dividends on the Common Stock have been suspended since August 2009.

On          , the closing sales price of our Common Stock on the NYSE was $      per share.

Market Price, Dividend and Distribution Information

MARKET PRICE OF AND DIVIDENDS ON PREFERRED STOCK

First BanCorp 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A

Our Series A Preferred Stock is currently listed on the NYSE under the symbol “FBP-PA.” As of March 4, 2010, we had 3,600,000 shares of Series A Preferred Stock outstanding, held by 12 holders of record. On February 1, 2010, the date we announced our intent to conduct the Exchange Offer, the closing sales price of our Series A Preferred Stock was $13.00 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series A Preferred Stock and the cash dividends declared per share of the Series A Preferred Stock.

	Share prices				Cash dividends
	High		Low		declared per share

2010
First Quarter (through , 2010)	$		$		$0.00	*
2009
Fourth Quarter ended December 31, 2009		$12.48		$7.90	$0.000	*
Third Quarter ended September 30, 2009		14.20		4.95	0.000	*
Second Quarter ended June 30, 2009		16.50		12.80	0.594
First Quarter ended March 31, 2009		17.98		7.64	0.445
2008
Fourth Quarter ended December 31, 2008		$21.00		$15.76	$0.445
Third Quarter ended September 30, 2008		22.68		17.21	0.445
Second Quarter ended June 30, 2008		24.65		22.00	0.445
First Quarter ended March 31, 2008		24.80		21.95	0.445
2007
Fourth Quarter ended December 31, 2007		$25.00		$20.75	$0.445
Third Quarter ended September 30, 2007		24.99		20.30	0.445
Second Quarter ended June 30, 2007		25.20		24.35	0.445
First Quarter ended March 31, 2007		25.26		24.25	0.445

*	Cash dividends on the Series A Preferred Stock have been suspended since August 2009.

On          , the closing sales price of a share of our Series A Preferred Stock on the NYSE was $      per share.

Market Price, Dividend and Distribution Information

First BanCorp 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B

Our Series B Preferred Stock is currently listed on the NYSE under the symbol “FBP-PB.” As of March 4, 2010, we had 3,000,000 shares of Series B Preferred Stock outstanding, held by 12 holders of record. On February 1, 2010, the date we announced our intent to conduct the Exchange Offer, the closing sales price of our Series B Preferred Stock was $12.47 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series B Preferred Stock and the cash dividends declared per share of the Series B Preferred Stock.

	Share prices				Cash dividends
	High		Low		declared per share

2010
First Quarter (through , 2010)	$		$		$0.00	*
2009
Fourth Quarter ended December 31, 2009		$13.24		$7.96	$0.000	*
Third Quarter ended September 30, 2009		17.00		5.55	0.000	*
Second Quarter ended June 30, 2009		20.85		16.36	0.696
First Quarter ended March 31, 2009		20.84		7.02	0.522
2008
Fourth Quarter ended December 31, 2008		$25.70		$16.24	$0.522
Third Quarter ended September 30, 2008		25.70		23.50	0.522
Second Quarter ended June 30, 2008		25.75		24.67	0.522
First Quarter ended March 31, 2008		25.83		23.60	0.522
2007
Fourth Quarter ended December 31, 2007		$26.50		$24.21	$0.522
Third Quarter ended September 30, 2007		25.75		24.60	0.522
Second Quarter ended June 30, 2007		26.35		25.35	0.522
First Quarter ended March 31, 2007		26.20		25.05	0.522

*	Cash dividends on the Series B Preferred Stock have been suspended since August 2009.

On          , the closing sales price of a share of our Series B Preferred Stock on the NYSE was $      per share.

Market Price, Dividend and Distribution Information

First BanCorp 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C

Our Series C Preferred Stock is currently listed on the NYSE under the symbol “FBP-PC.” As of March 4, 2010, we had 4,140,000 shares of Series C Preferred Stock outstanding, held by 8 holders of record. On February 1, 2010, the date we announced our intent to conduct the Exchange Offer, the closing sales price of our Series C Preferred Stock was $13.25 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series C Preferred Stock and the cash dividends declared per share of the Series C Preferred Stock.

	Share prices				Cash dividends
	High		Low		declared per share

2010
First Quarter (through , 2010)	$		$		$0.00	*
2009
Fourth Quarter ended December 31, 2009		$13.01		$8.15	$0.00	*
Third Quarter ended September 30, 2009		14.88		4.71	0.00	*
Second Quarter ended June 30, 2009		17.96		13.65	0.617
First Quarter ended March 31, 2009		18.00		8.00	0.463
2008
Fourth Quarter ended December 31, 2008		$22.00		$15.69	$0.463
Third Quarter ended September 30, 2008		23.72		17.94	0.463
Second Quarter ended June 30, 2008		24.95		22.12	0.463
First Quarter ended March 31, 2008		25.14		22.41	0.463
2007
Fourth Quarter ended December 31, 2007		$26.39		$22.50	$0.463
Third Quarter ended September 30, 2007		25.09		21.45	0.463
Second Quarter ended June 30, 2007		25.67		24.65	0.463
First Quarter ended March 31, 2007		25.48		24.80	0.463

*	Cash dividends on the Series C Preferred Stock have been suspended since August 2009.

On          , the closing sales price of a share of our Series C Preferred Stock on the NYSE was $      per share.

Market Price, Dividend and Distribution Information

First BanCorp 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D

Our Series D Preferred Stock is currently listed on the NYSE under the symbol “FBP-PD.” As of March 4, 2010, we had 3,680,000 shares of Series D Preferred Stock outstanding, held by 9 holders of record. On February 1, 2010, the date we announced our intent to conduct the Exchange Offer, the closing sales price of our Series D Preferred Stock was $13.25 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series D Preferred Stock and the cash dividends declared per share of the Series D Preferred Stock.

	Share prices				Cash dividends
	High		Low		declared per share

2010
First Quarter (through , 2010)	$		$		$0.00	*
2009
Fourth Quarter ended December 31, 2009		$12.70		$8.07	$0.00	*
Third Quarter ended September 30, 2009		14.56		5.00	0.00	*
Second Quarter ended June 30, 2009		17.50		13.60	0.604
First Quarter ended March 31, 2009		17.44		7.65	0.453
2008
Fourth Quarter ended December 31, 2008		$20.50		$14.81	$0.453
Third Quarter ended September 30, 2008		22.95		17.11	0.453
Second Quarter ended June 30, 2008		25.00		22.01	0.453
First Quarter ended March 31, 2008		25.10		23.15	0.453
2007
Fourth Quarter ended December 31, 2007		$24.80		$21.00	$0.453
Third Quarter ended September 30, 2007		24.75		21.31	0.453
Second Quarter ended June 30, 2007		25.95		24.30	0.453
First Quarter ended March 31, 2007		25.40		24.45	0.453

*	Cash dividends on the Series D Preferred Stock have been suspended since August 2009.

On          , the closing sales price of a share of our Series D Preferred Stock on the NYSE was $      per share.

Market Price, Dividend and Distribution Information

First BanCorp 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E

Our Series E Preferred Stock is currently listed on the NYSE under the symbol “FBP-PE.” As of March 4, 2010, we had 7,584,000 shares of Series E Preferred Stock outstanding, held by 12 holders of record. On February 1, 2010, the date we announced our intent to conduct the Exchange Offer, the closing sales price of our Series E Preferred Stock was $12.75 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series E Preferred Stock and the cash dividends declared per share of the Series E Preferred Stock.

	Share prices				Cash dividends
	High		Low		declared per share

2010
First Quarter (through , 2010)	$		$		$0.00	*
2009
Fourth Quarter ended December 31, 2009		$12.55		$8.00	$0.00	*
Third Quarter ended September 30, 2009		14.00		4.89	0.00	*
Second Quarter ended June 30, 2009		15.65		12.25	0.5833
First Quarter ended March 31, 2009		16.50		6.70	0.437
2008
Fourth Quarter ended December 31, 2008		$19.75		$14.50	$0.437
Third Quarter ended September 30, 2008		22.10		17.26	0.437
Second Quarter ended June 30, 2008		25.00		21.00	0.437
First Quarter ended March 31, 2008		25.00		20.97	0.437
2007
Fourth Quarter ended December 31, 2007		$24.81		$21.75	$0.437
Third Quarter ended September 30, 2007		25.00		20.70	0.437
Second Quarter ended June 30, 2007		25.60		24.60	0.437
First Quarter ended March 31, 2007		25.70		24.30	0.437

*	Cash dividends on the Series E Preferred Stock have been suspended since August 2009.

On          , the closing sales price of a share of our Series E Preferred Stock on the NYSE was $      per share.

Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

The following briefly summarizes the material differences between the rights of holders of the shares of Preferred Stock, the holder of Series F Preferred Stock and the holders of the Common Stock to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our Articles of Incorporation, including the Certificates of Designation, and our by-laws (the “Bylaws”), each of which is an exhibit to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of the differences between the shares of Preferred Stock and the Common Stock.

GOVERNING DOCUMENTS

Shares of Preferred Stock:  Holders of shares of Preferred Stock and Series F Preferred Stock have the rights set forth in our Articles of Incorporation, including the applicable Certificate of Designation, the Bylaws and Puerto Rico law.

Common Stock:  Holders of shares of our Common Stock have the rights set forth in the Articles of Incorporation, the Bylaws and Puerto Rico law.

DIVIDENDS AND DISTRIBUTIONS

Shares of Preferred Stock:  The shares of Preferred Stock, as well as Series F Preferred Stock, rank senior to the Common Stock and any other stock that is expressly junior to Preferred Stock and Series F Preferred Stock as to payment of dividends. Dividends on shares of Preferred Stock are payable monthly and are not mandatory or cumulative. Series F Preferred Stock pay cumulative compounding dividends quarterly in arrears of 5% per year until the fifth anniversary of the issuance of Series F Preferred Stock, and 9% thereafter. Holders of shares of preferred stock are entitled to receive dividends, when, as, and if declared by our board of directors, out of funds legally available for dividends. On July 30, 2009, we announced the suspension of dividends on each series of our Preferred Stock and our Series F Preferred Stock effective with the preferred dividend for August 2009.

Common Stock:  Subject to the preferential rights of any other class or series of capital stock, including preferred stock, holders of our Common Stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available for the payment of dividends. In general, so long as any shares of preferred stock remain outstanding and until we meet various federal regulatory considerations, we cannot declare, set apart or pay any dividends on shares of our Common Stock unless all accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment. In addition, in general, and subject to certain limitations in the applicable certificate of designation, so long as any shares of Series F Preferred Stock remain outstanding, we cannot declare, set apart or pay any dividends on shares of our Common Stock unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series F Preferred Stock have been declared and paid in full.

RANKING

Shares of Preferred Stock:  Each series of Preferred Stock, as well as Series F Preferred Stock, currently ranks senior to the Common Stock with respect to dividend rights and rights upon liquidation,

Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

dissolution or winding-up of First BanCorp. Each series of Preferred Stock, as well as Series F Preferred Stock, is equal in right of payment with the other outstanding series of shares of Preferred Stock, including Series F Preferred Stock. The liquidation preference of the shares of Preferred Stock is $25 per share, plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution. The liquidation preference of shares of Series F Preferred Stock is $1,000 per share, plus the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment.

Common Stock:  The Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up of First BanCorp to all other securities and indebtedness of First BanCorp.

CONVERSION RIGHTS

None of the shares of Preferred Stock, Series F Preferred Stock or Common Stock are convertible into other securities.

VOTING RIGHTS

Shares of Preferred Stock:  Whenever dividends remain unpaid on the shares of preferred stock or any other class or series of preferred stock that ranks on parity with shares of preferred stock as to payment of dividends and having equivalent voting rights (“Parity Stock”) for at least 18 monthly dividend periods (whether or not consecutive), the number of directors constituting our board of directors will be increased by two members and the holders of the shares of preferred stock together with holders of Parity Stock, voting separately as a single class, will have the right to elect the two additional members of our board of directors. When First BanCorp has paid full dividends on any class or series of non-cumulative Parity Stock for at least 12 consecutive monthly dividend periods following such non-payment, and has paid cumulative dividends in full on any class or series of cumulative Parity Stock, the voting rights will cease and the authorized number of directors will be reduced by two.

Holders of shares of Preferred Stock currently have the right to vote as a separate class with all other series of Parity Stock adversely affected by and entitled to vote thereon (except Series F Preferred Stock, which votes as a separate class), with respect to:

➢	any amendment, alteration or repeal of the provisions of the Articles of Incorporation, including the relevant Certificates of Designation, or Bylaws that would alter or change the voting powers, preferences or special rights of such series of shares of Preferred Stock so as to affect them adversely; or

➢	any amendment or alteration of the Articles of Incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into shares of, any of First BanCorp’s capital stock ranking prior to such series of shares of Preferred Stock.

Approval of two-thirds of such shares is required.

So long as any shares of Series F Preferred Stock are outstanding, in addition to the voting rights set forth above, the vote or consent of the holders of at least of two-thirds of the shares of Series F Preferred Stock at the time outstanding, voting separately as a single class, shall be necessary for effecting or validating any consummation of a binding share exchange or reclassification involving Series F Preferred Stock or of a merger or consolidation of First BanCorp with another entity, unless the shares of Series F Preferred Stock remain outstanding following any such transaction or, if First BanCorp is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series F Preferred Stock or preference securities have rights, references,

Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of Series F Preferred Stock, taken as a whole.

Common Stock:  Holders of shares of our Common Stock are entitled to one vote per share on all matters voted on by the Corporation’s stockholders.

REDEMPTION

Preferred Stock

Optional Redemption by First BanCorp.  First BanCorp may redeem all or a portion of each series of shares of Preferred Stock, at its option at the redemption prices set forth below, on any dividend payment date for which dividends have been declared in full.

	Title of securities represented by	Redemption price
CUSIP	shares of preferred stock	per share

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$25.00
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	25.00
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	25.00
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	25.00
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	25.25; 25.00(1)

(1)	The redemption price per share will be $25.25 until September 29, 2010 and $25.00 beginning on September 30, 2010.

Series F Preferred Stock may not be redeemed prior to January 16, 2012 unless the Corporation has received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $100 million. In such a case, the Corporation may redeem Series F Preferred Stock, subject to the approval of the Board of Governors of the Federal Reserve System, in whole or in part, up to a maximum amount equal to the aggregate net cash proceeds received by the Corporation from such qualified equity offerings. A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than the Corporation or its subsidiaries after January 16, 2009, of shares of perpetual preferred stock, Common Stock or a combination thereof, that in each case qualify as Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines. Qualified Equity Offerings do not include issuances made in connection with agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. After January 16, 2012, Series F Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, subject to the approval of the Board of Governors of the Federal Reserve System. In any redemption of Series F Preferred Stock, the redemption price is an amount equal to the per-share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

Redemption at Option of Holder.  The shares of Preferred Stock and Series F Preferred Stock are not redeemable at the option of the holders.

Common Stock

We have no obligation or right to redeem our Common Stock.

Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

LISTING

Shares of Preferred Stock:  Each series of Preferred Stock is listed on the NYSE. However, we intend to delist each series of Preferred Stock from the NYSE after completion of the Exchange Offer and we do not intend to apply for listing of any series of shares of Preferred Stock on any other securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Exchange Act after delisting each such series from the NYSE. Series F Preferred Stock is not listed on a national securities exchange.

Common Stock:  The Common Stock is listed for trading on the NYSE.

Certain Material U.S. Federal Income Tax Considerations

The following summary describes the material United States federal income tax consequences relating to the exchange of the shares of Preferred Stock pursuant to the Exchange Offer and to the receipt, ownership and disposition of shares of our Common Stock received upon such exchange by U.S. Holders (as defined below) and corporations organized under the laws of Puerto Rico (“PR Corporations”). We have obtained a legal opinion, attached hereto as Exhibit 8.1 (the “Tax Opinion”), from Morgan, Lewis & Bockius LLP, our United States counsel, that subject to the qualifications, assumptions, representations, conditions, and limitations stated herein, in the Tax Opinion, and in the Company’s Tax Certificate supplied in connection with the Tax Opinion (the “Tax Certificate”), that the statements set forth under this heading “Certain Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, represent the material United States federal income tax consequences of the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer, and the ownership and disposition of the Common Stock acquired in the Exchange Offer.

The following summary applies to you only if you acquire the shares of our Common Stock in the Exchange Offer and you hold your shares of Preferred Stock and your shares of our Common Stock as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

➢	a dealer in securities or currencies;

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

➢	a bank or other financial institution;

➢	an insurance company;

➢	a regulated investment company;

➢	a real estate investment trust;

➢	a controlled foreign corporation;

➢	a passive foreign investment company;

➢	a tax-exempt organization;

➢	a person who owns shares of Preferred Stock that are a hedge or that are hedged against interest rate risks;

➢	a person who owns shares of Preferred Stock or Common Stock as part of a “straddle,” “conversion transaction,” or other risk reduction transaction for tax purposes;

➢	a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar;

➢	a U.S. Holder subject to the alternative minimum tax;

➢	a person who owns or is deemed to own 10% or more of our voting stock; or

➢	a U.S. expatriate.

As used herein, the term “U.S. Holder” means a beneficial owner of shares of Preferred Stock that does not own directly, constructively or by attribution 10% or more of the voting stock of First BanCorp and is, for U.S. federal income tax purposes:

➢	a citizen or resident individual of the U.S.;

➢	a domestic corporation;

Certain Material U.S. Federal Income Tax Considerations

➢	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

➢	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include PR Corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof) within the meaning of Sections 933 and 937 of the Internal Revenue Code of 1986, as amended (the “Code”).

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the shares of Preferred Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of receiving, owning and disposing of shares of our Common Stock received by you pursuant to the Exchange Offer.

Please consult your own tax advisor concerning the consequences of owning the shares of Preferred Stock, participating in the Exchange Offer and of receiving, owning, and disposing of shares of our Common Stock received in the Exchange Offer in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

TREATMENT OF THE EXCHANGE OFFER

U.S. Holders, Puerto Rico U.S. Holders, and PR Corporations.  For United States federal income tax purposes: (i) the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Treasury Regulation Section 1.368-2(g). Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to United States federal income tax, including any Puerto Rico U.S. Holders or PR Corporations.

Your U.S. federal income tax basis in the shares of our Common Stock received in the Exchange Offer will be the same as your adjusted U.S. federal income tax basis in the shares of Preferred Stock surrendered, and your holding period for such shares of Common Stock will include your holding period for the shares of Preferred Stock that were so exchanged.

If you exchange different series of Preferred Stock, or acquired different blocks of Preferred Stock at different times and at different prices, your tax basis and holding period in the Common Stock received should be determined separately with reference to each series or identifiable block of Preferred Stock exchanged. If you exchange different series of Preferred Stock, or you acquired different blocks of Preferred Stock at different times and at different prices, you should consult your own tax advisor.

Certain Material U.S. Federal Income Tax Considerations

U.S. HOLDERS OF COMMON STOCK

Taxation of Dividends

General.  Under the current source of income rules of the Code, dividends on shares of our Common Stock will constitute gross income from sources outside the United States if less than 25% of First BanCorp’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. First BanCorp believes that, since its formation, less than 25% of its annual gross income has been effectively connected with a trade or business in the United States and expects that less than 25% of its gross income in any future taxable year will be effectively connected with a trade or business in the United States. Accordingly, dividends paid on shares of our Common Stock will constitute gross income from sources outside the United States so long as First BanCorp continues to meet the gross income test described above. The following discussion regarding U.S. Holders of our Common Stock assumes that dividends will constitute income from sources outside the United States.

U.S. Holders other than Puerto Rico U.S. Holders.  Subject to the discussion under “Passive Foreign Investment Company Rules” below, distributions made with respect to shares of our Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will be includible in the gross income of a U.S. Holder, other than a Puerto Rico U.S. Holder, as dividends to the extent the distributions are paid out of current or accumulated earnings and profits of First BanCorp as determined for U.S. federal income tax purposes. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders that are corporations. To the extent, if any, that the amount of any distribution by First BanCorp exceeds its current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in the shares of our Common Stock and thereafter as gain on the sale or exchange of the Common Stock.

Subject to certain conditions and limitations contained in the Code, any Puerto Rico income tax imposed on dividends distributed by First BanCorp in accordance with Puerto Rico income tax law may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. See “Certain Puerto Rico Tax Considerations—Ownership and Disposition of Common Stock—Taxation of Dividends” below. For purposes of calculating a U.S. Holder’s U.S. foreign tax credit limitation, dividends distributed by First BanCorp will be income from sources outside the United States, and, depending on your circumstances, will be either passive category income or general category income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

For non-corporate U.S. Holders who are not Puerto Rico U.S. Holders, dividends paid on shares of our Common Stock in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable at a maximum tax rate of 15% provided that the shares of our Common Stock are held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Subject to the discussion under “Passive Foreign Investment Company Rules” below, dividends paid with respect to the shares of our Common Stock generally will be qualified dividend income.

Puerto Rico U.S. Holders.  In general, and subject to the discussion under “Passive Foreign Investment Company Rules” below, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico U.S. Holder will constitute gross income from sources within Puerto Rico and will not be includible in the stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. In addition, for U.S. federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

Certain Material U.S. Federal Income Tax Considerations

PR Corporations.  In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a PR Corporation will not, in the hands of the PR Corporation, be subject to U.S. federal income tax if the dividends are not effectively connected with a United States trade or business of the PR Corporation. The Code provides special rules for PR Corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes.

Taxation of Capital Gains

U.S. Holders other than Puerto Rico U.S. Holders.  A U.S. Holder, other than a Puerto Rico U.S. Holder, will recognize gain or loss on the sale or other disposition of shares of our Common Stock, including redemptions treated as sales or exchanges of shares of our Common Stock under Section 302 of the Code, in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted U.S. federal income tax basis in the shares of our Common Stock. Subject to the discussion under “Passive Foreign Investment Company Rules” below, the gain or loss will be a capital gain or loss. Capital gain of a non-corporate U.S. Holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. Redemptions of shares of our Common Stock that are not treated as sales or exchanges under Section 302 of the Code will generally be subject to income tax under the Code as dividends to the extent of current and accumulated earnings and profits of First BanCorp and would be treated as described above under “—Taxation of Dividends—U.S. Holders other than Puerto Rico U.S. Holders.”

Gain or loss recognized by a U.S. Holder on the sale or other disposition of our Common Stock generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Puerto Rico U.S. Holders.  In general, and subject to the discussion under “Passive Foreign Investment Company Rules” below, gain from the sale or exchange of shares of our Common Stock, including redemptions treated as sales or exchanges of shares of our Common Stock under Section 302 of the Code, by a Puerto Rico U.S. Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income. Redemptions of shares of Common Stock that are not treated as sales or exchanges under Section 302 of the Code will generally be treated under the Code as dividends to the extent of current and accumulated earnings and profits of First BanCorp and would be treated as described above under “—Taxation of Dividends—Puerto Rico U.S. Holders.”

PR Corporations.  In general, any gain derived by a PR Corporation from the sale or exchange of Common Stock will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the PR Corporation. The Code provides special rules for PR Corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes Redemptions of shares of our Common Stock that are not treated as sales or exchanges under Section 302 of the Code will generally be treated under the Code as dividends to the extent of current and accumulated earnings and profits of First BanCorp and would be treated as described above under “—Taxation of Dividends—PR Corporations.”

Passive Foreign Investment Company Rules

Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe that we have been nor will be treated as a passive foreign investment

Certain Material U.S. Federal Income Tax Considerations

company (or “PFIC”) for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and, thus, may be subject to change.

U.S. Holders other than Puerto Rico U.S. Holders.  In general, if you are a U.S. Holder, we will be a PFIC with respect to you if for any taxable year in which you held shares of our Common Stock and one of the following applies:

➢	at least 75% of our gross income for the taxable year is passive income; or

➢	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the passive foreign investment company tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, and you are a U.S. Holder that does not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

➢	any gain you realize on the sale or other disposition of your shares of our Common Stock; and

➢	any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of shares of our Common Stock during the three preceding taxable years or, if shorter, your holding period for such shares of our Common Stock).

Under these special rules:

(1)  the gain or excess distribution will be allocated ratably over your holding period for the shares of our Common Stock;

(2)  the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

(3)  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

(4)  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

If we are a PFIC and you own shares of our Common Stock that is treated as regularly traded on a qualified exchange, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your Common Stock at the end of the taxable year over your adjusted basis in your shares of our Common Stock. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your shares of our Common Stock over its fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the shares of our Common Stock will be adjusted to reflect any such income or loss amounts. Your gain, if any, recognized upon the sale of your shares of our Common Stock will be taxed as ordinary income. No assurance can be given, however, that the Common Stock will be “regularly traded” for purposes of the mark-to-market election.

Certain Material U.S. Federal Income Tax Considerations

In addition, notwithstanding any election you make with regard to the shares of our Common Stock, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

Moreover, your shares of our Common Stock will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your shares of our Common Stock, even if we are not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your shares of our Common Stock, you will be treated as having a new holding period in your shares of our Common Stock beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

If you own shares of our Common Stock during any year that we are a PFIC, you must file Internal Revenue Service Form 8621.

Puerto Rico U.S. Holders.  Under certain proposed Treasury Regulations under the PFIC provisions of the Code, Puerto Rico U.S. Holders would be subject to the rules described in (3) and (4) above only to the extent that any excess distribution or gain is allocated to a taxable year during which the individual held the shares of our Common Stock and was not a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Sections 933 and 937 of the Code or, in certain cases, a portion thereof. The portion of the excess distribution or gain allocated to the current taxable year of the Puerto Rico U.S. Holders will not be subject to U.S. federal income taxation pursuant to Code Section 933.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. Holders other than Puerto Rico U.S. Holders.  For non-corporate U.S. Holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made within the United States, and the payment of proceeds to holders from the sale of shares of our Common Stock effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments for non-corporate U.S. Holders if: such holder fails to provide an accurate taxpayer identification number, or if First BanCorp is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on federal income tax returns, or in certain circumstances, if the holder fails to comply with applicable certification requirements. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Certain Puerto Rico Tax Considerations

The following discussion describes the material Puerto Rico tax consequences relating to the exchange of the shares of Preferred Stock pursuant to the Exchange Offer and to the receipt, ownership and disposition of shares of our Common Stock received upon exchange. The following discussion constitutes the opinion of our Puerto Rico tax counsel, Pietrantoni Méndez & Alvarez LLP. It applies to you only if you acquire the shares of our Common Stock in the Exchange Offer and you hold your shares of Preferred Stock and your shares of our Common Stock as capital assets for Puerto Rico income tax purposes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to exchange the shares of Preferred Stock by any particular investor and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. It does not address special classes of holders, such as life insurance companies, special partnerships, corporations of individuals, registered investment companies, estate and trusts and tax-exempt organizations.

This discussion is based on the tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico Corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “foreign corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

TREATMENT OF THE EXCHANGE OFFER

Exchange of shares of Preferred Stock for Common Stock pursuant to the Exchange Offer

For Puerto Rico income tax purposes, the exchange of the shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 1112 (g)(1)(E) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”). Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your Puerto Rico income tax basis in the shares of our Common Stock received in such an exchange should be the same as your Puerto Rico income tax basis in the shares of Preferred Stock surrendered, and your holding period for such shares of our Common Stock should include your holding period for the shares of Preferred Stock that were exchanged.

OWNERSHIP AND DISPOSITION OF COMMON STOCK

Taxation of Dividends

General.  Distributions of cash or other property made by First BanCorp on the shares of our Common Stock will be treated as dividends to the extent that First BanCorp has current or accumulated earnings and profits. To the extent that a distribution exceeds First BanCorp’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the shares of our Common Stock and will be subject to income tax as described below.

Certain Puerto Rico Tax Considerations

The following discussion regarding the income taxation of dividends on shares of our Common Stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. First BanCorp. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since inception.

Individual Residents of Puerto Rico and Puerto Rico Corporations.  In general, individuals who are residents of Puerto Rico will be subject to a 10% Puerto Rico income tax on dividends paid on the shares of our Common Stock. This tax is generally required to be withheld by First BanCorp. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the shares of our Common Stock are held in their names. If such individual holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the Puerto Rico resident individual opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33% (34.65% for taxable years commencing during 2009, 2010 and 2011). Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individual residents of Puerto Rico are subject to alternative minimum tax if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

Puerto Rico Corporations will be subject to Puerto Rico income tax on dividends paid on the shares of our Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39% (40.95% for taxable years commencing during 2009, 2010 and 2011), the maximum effective income tax rate on these dividends will be 5.85% (6.1425% for taxable years commencing during 2009, 2010 and 2011) after accounting for the dividend received deduction. In the case of Puerto Rico Corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the shares of our Common Stock provided such shares are held in the name of the Puerto Rico Corporation. If such Puerto Rico Corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such Puerto Rico Corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of our Common Stock is a Puerto Rico Corporation. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico Corporation.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the receipt of dividends on the shares of our Common Stock.

Certain Puerto Rico Tax Considerations

United States citizens not residents of Puerto Rico.  Dividends paid on the shares of our Common Stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax which will be withheld by First BanCorp. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual shareholder. Provided the shares of our Common Stock are held in the name of these individual shareholders, no 10% Puerto Rico income tax withholding will be made if such individual shareholder opts out of the 10% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married. If such United States citizen not resident of Puerto Rico holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the United States Citizen not resident of Puerto Rico opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A United States citizen who is not a resident of Puerto Rico will be subject to Puerto Rico alternative minimum tax as provided in the rules described under the heading “Individuals Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico.  Dividends paid on the shares of our Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by First BanCorp.

Foreign corporations.  The Puerto Rico income taxation of dividends paid on the shares of our Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the shares of our Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the shares of our Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such foreign corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of our Common Stock is a foreign corporation engaged in trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the shares of our Common Stock received by these

Certain Puerto Rico Tax Considerations

corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the shares of our Common Stock.

Partnerships.  Partnerships are generally taxed in Puerto Rico in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign partnerships, respectively.

Special Withholding Tax Considerations.  Payments of dividends to investors that hold their shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 10% Puerto Rico income tax withholding at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, United States citizens not residents of Puerto Rico and foreign corporations engaged in trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to First BanCorp through DTC that either (i) the holder of the shares of our Common Stock is a Puerto Rico corporation or a foreign corporation engaged in trade or business in Puerto Rico, or (ii) the holder of the shares of our Common Stock is an individual, estate or trust resident of Puerto Rico or a United States citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen not resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married.

Taxation of Gains upon Sales or Exchanges

General.  The sale or exchange of shares of our Common Stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss and will be a long-term capital gain or loss if the stockholder’s holding period of the shares of our Common Stock exceeds six months.

Individual Residents of Puerto Rico and Puerto Rico Corporations.  Gain on the sale or exchange of shares of our Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

Individual residents of Puerto Rico are subject to alternative minimum tax if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the recognition of long-term capital gains on the disposition of the shares of our Common Stock.

United States citizens not residents of Puerto Rico.  A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of shares of our Common Stock will be considered to be income

Certain Puerto Rico Tax Considerations

from sources outside Puerto Rico if all rights, title and interest in or to the shares of our Common Stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the shares of our Common Stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 10% of the payments received will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.

A United States citizen who is not a resident of Puerto Rico will be subject to alternative minimum tax as provided in the rules described under the above heading “Individuals Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico.  An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “—United States Citizens Not Residents of Puerto Rico.” However, if the gain resulting from the sale or exchange of shares of our Common Stock constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source; provided, that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.

Foreign corporations.  A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of shares of our Common Stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of shares of our Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of shares of our Common Stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of shares of our Common Stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the shares of our Common Stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the shares of our Common Stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source and be creditable against the shareholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.

Partnerships.  Partnerships are generally taxed as corporations. Accordingly, the discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships, respectively.

Estate and Gift Taxation.  The transfer of shares of our Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was not a citizen of the United States or a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of shares of our Common

Certain Puerto Rico Tax Considerations

Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the shares of our Common Stock by death or gift.

Municipal License Taxation.  Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on the shares of our Common Stock or on any gain realized on the sale, exchange or redemption of the shares of our Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the shares of our Common Stock and on the gain realized on the sale, exchange or redemption of the shares of our Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation.  The shares of our Common Stock will not be subject to Puerto Rico property tax.

Validity of Common Stock

The validity of the Common Stock to be issued in the Exchange Offer will be passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. Certain United States tax matters with respect to the Exchange Offer will be passed upon for us by Morgan, Lewis & Bockius LLP, Washington, District of Columbia, and certain Puerto Rico tax matters will be passed upon by our special Puerto Rico tax counsel Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico. As of the date of this prospectus, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 225,000 shares of our Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act. Morrison & Foerster LLP, New York, New York, has represented the Dealer Manager in connection with the Exchange Offer.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

THE EXCHANGE AGENT AND INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

BNY Mellon Shareholder Services

In its capacity as the Exchange Agent:

By Mail:	By Hand or Overnight Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626
Confirm Facsimile Transmission:
(201) 680-4860

In its capacity as the Information Agent:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

UBS Investment Bank

677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Liability Management Group
U.S. Toll-Free: (888) 719-4210
Call Collect: (203) 719-4210

Part II Information Not Required in Prospectus

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)  Article NINTH of the Corporation’s Articles of Incorporation provides for indemnification of directors and officers and reads as follows:

(1)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4)  Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of

Part II Information Not Required in Prospectus

disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.

(6)  The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)  By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(8)  Notwithstanding anything contained herein to the contrary, no indemnification may be made by the Corporation to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

(b)  Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

(c)  Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d)  Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above.

(e)  The Corporation maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
No.	Description

3.1	Articles of Incorporation, incorporated by reference to Exhibit 3.1 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
3.2	By-Laws, incorporated by reference to Exhibit 3.2 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
3.3	Certificate of Designation creating the 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference to Exhibit 4(B) from the Form S-3 filed by the Corporation on March 30, 1999.
3.4	Certificate of Designation creating the 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference to Exhibit 4(B) from Form S-3 filed by the Corporation on September 8, 2000.
3.5	Certificate of Designation creating the 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference to Exhibit 4(B) from the Form S-3 filed by the Corporation on May 18, 2001.
3.6	Certificate of Designation creating the 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference to Exhibit 4(B) from the Form S-3/A filed by the Corporation on January 16, 2002.
3.7	Certificate of Designation creating the 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference to Exhibit 4.2 from the Form 8-K filed by the Corporation on September 5, 2003.
3.8	Certificate of Designation creating the fixed-rate cumulative perpetual preferred stock, Series F, incorporated by reference to Exhibit 3.1 from the Form 8-K filed by the Corporation on January 20, 2009.
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4 from the Registration Statement on Form S-4/A filed by the Corporation on April 24, 1998.
4.2	Form of Stock Certificate for 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on March 30, 1999.
4.3	Form of Stock Certificate for 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on September 8, 2000.
4.4	Form of Stock Certificate for 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on May 18, 2001.
4.5	Form of Stock Certificate for 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference to Exhibit 4(A) from the Form S-3/A filed by the Corporation on January 16, 2002.
4.6	Form of Stock Certificate for 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference to Exhibit 4.1 from the Form 8-K filed by the Corporation on September 5, 2003.
4.7	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series F, incorporated by reference to Exhibit 4.6 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
4.8	Warrant dated January 16, 2009 to purchase shares of Common Stock of First BanCorp, incorporated by reference to Exhibit 4.1 from the Form 8-K filed by the Corporation on January 20, 2009.
5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of the Corporation, regarding the validity of the Common Stock being registered.*

Exhibit
No.	Description

8.1	Opinion of Morgan, Lewis & Bockius LLP (as to certain United States tax matters).*
8.2	Opinion of Pietrantoni Méndez & Alvarez LLP (as to certain Puerto Rico tax matters).*
12.1	Computation of Ratio of Earnings to Fixed Charges.
12.2	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Lawrence Odell, Esq. (included in Exhibit 5.1 above).*
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1 above).*
23.4	Consent of Pietrantoni Méndez & Alvarez LLP (included in Exhibit 8.2 above).*
25.1	Powers of Attorney (included on signature pages to this Registration Statement).
99.1	Form of Letter of Transmittal for Exchange Offer.*
99.2	Soliciting Dealer Form.*
99.3	Letter to Brokers.*
99.4	Letter to Clients.*

*	To be filed by amendment

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, First BanCorp has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santurce, Puerto Rico, on March 4, 2010.

FIRST BANCORP.

By:	/s/ Aurelio Alemán
Name:     Aurelio Alemán

Title:	President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Orlando Berges and Lawrence Odell, and each of them individually, his/her true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aurelio Alemán Aurelio Alemán	President, Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2010

/s/ Orlando Berges Orlando Berges	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 4, 2010

Jorge L. Díaz	Director

/s/ José L. Ferrer-Canals José L. Ferrer-Canals	Director	March 4, 2010

/s/ Frank Kolodziej Frank Kolodziej	Director	March 4, 2010

José Menéndez-Cortada	Director

Héctor M. Nevares	Director

/s/ José F. Rodríguez José F. Rodríguez	Director	March 4, 2010

/s/ Fernando Rodríguez-Amaro Fernando Rodríguez-Amaro	Director	March 4, 2010

Signature	Title	Date

/s/ Pedro Romero, CPA Pedro Romero, CPA	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 4, 2010

Sharee Ann Umpierre-Catinchi	Director